EXPLORATION, DEVELOPMENT AND
      MINE OPERATING AGREEMENT FOR THE

            BLACK MAMMOTH PROJECT
            (NYE COUNTY, NEVADA)




     BATTLE MOUNTAIN EXPLORATION COMPANY
                     AND
               ROYAL GOLD, INC.


                JUNE 30, 1998









              TABLE OF CONTENTS

                                                  Page

ARTICLE I      DEFINITIONS AND CROSS-REFERENCES. .   1
               1.1  Definitions. . . . . . . . . .   1
               1.2  Cross-References . . . . . . .   1

ARTICLE II     NAME, PURPOSES AND TERM . . . . . .   1
               2.1  General. . . . . . . . . . . .   1
               2.2  Name . . . . . . . . . . . . .   2
               2.3  Purposes . . . . . . . . . . .   2
               2.4  Limitation. . . . .  . . . . .   2
               2.5  Term . . . . . . . . . . . . .   2

ARTICLE III    REPRESENTATIONS AND WARRANTIES;
                TITLE TO ASSETS; INDEMNITIES . . .   3
               3.1  Representations and Warranties
                     of Both Participants. . . . .   3
               3.2  Representations and Warranties
                     of BATTLE MOUNTAIN. . . . . .   3
               3.3  Disclosures. . . . . . . . . .   5
               3.4  Record Title . . . . . . . . .   5
               3.5  Loss of Title. . . . . . . . .   5
               3.6  Royalties, Production Taxes
                     and Other Payments Based on
                     Production. . . . . . . . . .   6
               3.7  Indemnities/Limitation of
                     Liability . . . . . . . . . .   6

ARTICLE IV     RELATIONSHIP OF THE PARTICIPANTS. .   7
               4.1  No Partnership. . . . .  . . .   7
               4.2  Federal Tax Elections and
                     Allocations . . . . . . . . .   8
               4.3  State Income Tax . . . . . . .   8
               4.4  Tax Returns. . . . . . . . . .   8
               4.5  Other Business Opportunities .   8
               4.6  Waiver of Rights to Partition
                     or Other Division of Assets .   8
               4.7  Transfer or Termination of
                     Rights to Properties. . . . .   8
               4.8  Implied Covenants. . . . . . .   8
               4.9  No Third Party Beneficiary
                     Rights. . . . . . . . . . . .   8

ARTICLE V      CONTRIBUTIONS BY PARTICIPANTS . . .   9
               5.1  Participants' Initial
                    Contributions  . . . . . . . .   9
               5.2  Failure to Make Initial
                    Contribution . . . . . . . . .  10
               5.3  Additional Contributions . . .  11

ARTICLE VI     INTERESTS OF PARTICIPANTS . . . . .  11
               6.1  Initial Participating
                    Interests . . . . . . . . . . . 11
               6.2  Changes in Participating
                    Interests. . . . . . . . . . .  11
               6.3  Elimination of Minority
                    Interest . . . . . . . . . . .  12
               6.4  Continuing Liabilities Upon
                    Adjustments of Participating
                    Interests . . . . . . . . . . . 13
               6.5  Documentation of Adjustments
                    to Participating Interests  . . 13
               6.6  Grant of Lien and Security
                    Interest  . . . . . . . . . . . 13
               6.7  Subordination of Interests  . . 14

ARTICLE VII    MANAGEMENT COMMITTEE . . . . . . . . 14
               7.1  Organization and Composition. . 14
               7.2  Decisions . . . . . . . . . . . 14
               7.3  Meetings  . . . . . . . . . . . 14
               7.4  Action Without Meeting in
                    Person  . . . . . . . . . . . . 15
               7.5  Matters Requiring Approval. . . 15

ARTICLE VIII   MANAGER  . . . . . . . . . . . . . . 16
               8.1  Designation . . . . . . . . . . 16
               8.2  Powers and Duties of Manager. . 17
               8.3  Standard of Care  . . . . . . . 21
               8.4  Resignation; Deemed Offer to
                    Resign  . . . . . . . . . . . . 21
               8.5  Payments To Manager . . . . . . 23
               8.6  Transactions With Affiliates. . 23
               8.7  Activities During Deadlock  . . 23

ARTICLE IX     PROGRAMS AND BUDGETS . . . . . . . . 22
               9.1  Initial Program and Budget. . . 22
               9.2  Operations Pursuant to Programs
                    and Budgets . . . . . . . . . . 22
               9.3  Presentation of Programs and
                    Budgets  . .. . . . . . . . . . 22
               9.4  Review and Adoption of Proposed
                    Programs and Budgets  . . . . . 23
               9.5  Election to Participate . . . . 23
               9.6  Recalculation or Restoration of
                    Reduced Interest Based on
                    Actual Expenditures . . . . . . 24
               9.7  Pre-Feasibility Study Programs
                    and Budgets . . . . . . . . . . 25
               9.8  Completion of Pre-Feasibility
                    Studies and Selection of
                    Approved Alternatives  . .  . . 27
               9.9  Programs and Budgets for
                    Feasibility Study . . . . . . . 28
               9.10 Development Programs and
                    Budgets; Project Financing  . . 28
               9.11 Expansion or Modification
                    Programs and Budgets  . . . . . 29
               9.12 Budget Overruns; Program
                    Changes  . . . . . . . .. . . . 29
               9.13 Emergency or Unexpected
                    Expenditures  . . . . . . . . . 29

ARTICLE X      ACCOUNTS AND SETTLEMENTS   . . . . . 30
               10.1 Monthly Statements  . . . . . . 30
               10.2 Cash Calls  . . . . . . . . . . 30
               10.3 Failure to Meet Cash Calls  . . 30
               10.4 Cover Payment   . . . . . . . . 30
               10.5 Remedies   . . . . . .  . . . . 30
               10.6 Audits  . . . . . . . . . . . . 33

ARTICLE XI     DISPOSITION OF PRODUCTION  . . . . . 34
               11.1 Taking In Kind  . . . . . . . . 34
               11.2 Failure of Participant to
                    Take In Kind  . . . . . . . . . 34
               11.3 Hedging . . . . . . . . . . . . 34

ARTICLE XII    WITHDRAWAL AND TERMINATION . . . . . 34

               12.1 Termination by Expiration or
                    Agreement   . . . . . . . . . . 34
               12.2 Termination by Deadlock   . . . 34
               12.3 Withdrawal  . . . . . . . . . . 35
               12.4 Continuing Obligations and
                    Environmental Liabilities . . . 35
               12.5 Disposition of Assets on
                    Termination   . . . . . . . . . 35
               12.6 Non-Compete Covenants . . . . . 35
               12.7 Right to Data After
                    Termination . . . . . . . . . . 36
               12.8 Continuing Authority  . . . . . 36

ARTICLE XIII   ACQUISITIONS WITHIN AREA OF
               INTEREST  . . . . . . . . .  . . . . 36
               13.1 General   . . . . . . . . . . . 36
               13.2 Notice to Non-Acquiring
                    Participant . . . . . . . . . . 36
               13.3 Option Exercised  . . . . . . . 37
               13.4 Option Not Exercised  . . . . . 37

ARTICLE XIV    ABANDONMENT AND SURRENDER OF
               PROPERTIES   . . . . . . . . . . . . 37

ARTICLE XV     SUPPLEMENTAL BUSINESS AGREEMENT  . . 38

ARTICLE XVI    TRANSFER OF INTEREST; PREEMPTIVE
               RIGHT  . . . . . . . . . . . . . . . 38
               16.1 General . . . . . . . . . . . . 38
               16.2 Limitations on Free
                    Transferability . . . . . . . . 38
               16.3 Preemptive Right  . . . . . . . 41

ARTICLE XVII   DISPUTES   . . . . . . . . . . . . . 41
               17.1 Governing Law   . . . . . . . . 41
               17.2 Forum Selection . . . . . . . . 41
               17.3 Dispute Resolution  . . . . . . 41


ARTICLE XVIII  CONFIDENTIALITY, OWNERSHIP, USE
               AND DISCLOSURE OF INFORMATION. . . . 41
               18.1 Business Information  . . . . . 41
               18.2 Participant Information . . . . 41
               18.3 Permitted Disclosure of
                    Confidential Business
                    Information . . . . . . . . . . 42
               18.4 Disclosure Required By Law  . . 42
               18.5 Public Announcements  . . . . . 43

ARTICLE XIX    GENERAL PROVISIONS   . . . . . . . . 43
               19.1 Notices  . . .  . . . . . . . . 43
               19.2 Gender  . . . . . . . . . . . . 44
               19.3 Currency  . . . . . . . . . . . 44
               19.4 Headings  . . . . . . . . . . . 44
               19.5 Waiver  . . . . . . . . . . . . 44
               19.6 Modification  . . . . . . . . . 44
               19.7 Force Majeure . . . . . . . . . 44
               19.8 Rule Against Perpetuities . . . 45
               19.9 Further Assurances  . . . . . . 45
              19.10 Entire Agreement; Successors
                    and Assigns   . . . . . . . . . 45
              19.11 Memorandum  . . . . . . . . . . 45
              19.12 Counterparts  . . . . . . . . . 46

EXHIBIT A      ASSETS AND AREA OF INTEREST
EXHIBIT B      ACCOUNTING PROCEDURES
EXHIBIT C      TAX MATTERS
EXHIBIT D      DEFINITIONS
EXHIBIT E      NET RETURNS CALCULATION
EXHIBIT F      INSURANCE
EXHIBIT G      INITIAL PROGRAM AND BUDGET
EXHIBIT H      PREEMPTIVE RIGHTS


EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT

          This Agreement is made as of June 30, 1998 ("Effective Date") between BATTLE MOUNTAINEXPLORATION COMPANY, a Texas corporation ("BATTLE MOUNTAIN"), the address of which is Suite 102, 690 Kresge
Lane, Sparks, Nevada 89431 and ROYAL GOLD, INC., a
Delaware corporation ("ROYAL"), the address of which is Suite
1000, 1660 Wynkoop Street, Denver, Colorado 80202.

                  RECITALS

          A.   BATTLE MOUNTAIN owns or controls
certain properties in Nye County, State of Nevada, which properties are described in Exhibit A and defined in Exhibit D (the "Properties").

          B.   ROYAL wishes to participate with
BATTLE MOUNTAIN in the exploration, evaluation and if justified the development and mining of mineral resources within the Properties, and BATTLE MOUNTAIN is willing to grant such rights to ROYAL.

          NOW THEREFORE, in consideration of the
covenants and conditions contained herein, BATTLE
MOUNTAIN and ROYAL agree as follows:


                  ARTICLE I
      DEFINITIONS AND CROSS-REFERENCES

          1.1  Definitions.  The terms defined in
Exhibit D and elsewhere shall have the defined meaning wherever used in this Agreement, including in Exhibits.

          1.2  Cross-References.  References to
"Exhibits," "Articles," "Sections" and "Subsections" refer to
Exhibits, Articles, Sections and Subsections of this Agreement.
References to "Paragraphs" and "Subparagraphs" refer to paragraphs and subparagraphs of the referenced Exhibits.


                 ARTICLE II
           NAME, PURPOSES AND TERM

          2.1  General.  BATTLE MOUNTAIN and
ROYAL hereby enter into this Agreement for the purposes hereinafter stated. All of the rights and obligations of the Participants in connection with the Assets or the Area of Interest and all Operations shall be subject to and governed by this Agreement.

          2.2  Name.  The Assets shall be managed and
operated by the Participants under the name of "BLACK
MAMMOTH PROJECT (the "Project")." The Manager shall accomplish any registration required by applicable assumed or fictitious name statutes and similar statutes.

          2.3 Purposes. This Agreement is entered into for the following purposes and for no others, and shall serve as the exclusive means by which each of the Participants accomplishes such purposes:

               (a)  to conduct Exploration within the
                    Properties,

               (b)  to acquire additional property and
                    other interests within the Area of
                    Interest,

               (c)  to evaluate the possible
                    Development and Mining of the
                    Properties, and, if justified, to
                    engage in Development and
                    Mining,

               (d)  to engage in Operations on the
                    Properties,

               (e)  to engage in marketing Products, to
                    the extent provided by Article XI,

               (f)  to complete and satisfy all
                    Environmental Compliance
                    obligations and Continuing
                    Obligations affecting the Properties,
                    and

               (g)  to perform any other activity
                    necessary, appropriate, or
                    incidental to any of the foregoing.

          2.4  Limitation.  Unless the Participants
otherwise agree in writing, the Operations shall be limited to the purposes described in Section 2.3, and nothing in this Agreement shall be construed to enlarge such purposes or to change the relationships of the Participants as set forth in Article IV.

          2.5 Term. The term of this Agreement shall be for twenty (20) years from the Effective Date and for so long thereafter as Products are produced from the Properties on a continuous basis, and thereafter until all materials, supplies, equipment and infrastructure have been salvaged and disposed of, any required Environmental Compliance is completed and accepted and the Participants have agreed to a final accounting, unless the Business is earlier terminated as herein provided. For purposes hereof, Products shall be deemed to be produced from the Properties on a "continuous basis" so long as production in commercial quantities is not halted for more than one hundred eighty (180) consecutive days.


                 ARTICLE III
  REPRESENTATIONS AND WARRANTIES; TITLE TO
             ASSETS; INDEMNITIES

          3.1  Representations and Warranties of Both
Participants. As of the Effective Date, each Participant warrants and represents to the other that:

               (a)  it is a corporation duly organized
and in good standing in its state of incorporation and is qualified to do business and is in good standing in those states where necessary in order to carry out the purposes of this Agreement;

               (b)  it has the capacity to enter into and
perform this Agreement and all transactions contemplated herein and that all corporate, board of directors, shareholder, surface and mineral rights owner, lessor, lessee and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

               (c)  it will not breach any other
agreement or arrangement by entering into or performing this Agreement;

               (d)  it is not subject to any governmental
order, judgment, decree, debarment, sanction or Laws that would preclude the permitting or implementation of Operations under this Agreement; and

               (e)  this Agreement has been duly
executed and delivered by it and is valid and binding upon it in accordance with its terms.

          3.2  Representations and Warranties of
BATTLE MOUNTAIN.  As of the Effective Date, BATTLE
MOUNTAIN makes the following representations and warranties to ROYAL:

               (a)  With respect to those Properties
BATTLE MOUNTAIN owns in fee simple, if any, BATTLE
MOUNTAIN is in exclusive possession of and owns such Properties free and clear of all Encumbrances or defects in title except those specifically identified in Paragraph 1.1 of Exhibit A.

               (b)  With respect to those Properties in
which BATTLE MOUNTAIN holds an interest under leases or other contracts: (i) BATTLE MOUNTAIN is in exclusive possession of such Properties; (ii) BATTLE MOUNTAIN has not received any notice of default of any of the terms or provisions of such leases or other contracts; (iii) BATTLE MOUNTAIN has the authority under such leases or other contracts to perform fully its obligations under this Agreement; (iv) to BATTLE
MOUNTAIN's knowledge, such leases and other contracts are valid and are in good standing; (v) BATTLE MOUNTAIN has no knowledge of any act or omission or any condition on the Properties which could be considered or construed as a default under any such lease or other contract; and (vi) to BATTLE MOUNTAIN's knowledge, such Properties are free and clear of all Encumbrances or defects in title except for those specifically identified in Paragraph 1.1 of Exhibit A.

               (c)  BATTLE MOUNTAIN has
delivered to or made available for inspection by ROYAL all Existing Data in its possession or control, and true and correct copies of all leases or other contracts relating to the Properties.

               (d)  With respect to unpatented mining
claims and millsites located by BATTLE MOUNTAIN that are included within the Properties, except as provided in Paragraph
1.1 of Exhibit A and subject to the paramount title of the United
States: (i) to the best of its knowledge, the unpatented mining claims were properly laid out and monumented; (ii) all required location and validation work was properly performed; (iii) to the best of its knowledge, location notices and certificates were properly recorded and filed with appropriate governmental agencies; (iv) all assessment work required to hold the unpatented mining claims has been performed and all Governmental Fees have been paid in a manner consistent with that required of the Manager pursuant to Subsection 8.2(k) through the assessment year ending September 1, 1998; (v) all affidavits of assessment work, evidence of payment of Governmental Fees, and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; (vi) to the best of its knowledge, the claims are free and clear of Encumbrances or defects in title; and
(vii) BATTLE MOUNTAIN has no knowledge of conflicting mining claims. Nothing in this Subsection, however, shall be deemed to be a representation or a warranty that any of the unpatented mining claims contains a valuable mineral deposit.

               (e)  With respect to unpatented mining
claims and millsites not located by BATTLE MOUNTAIN but which are included within the Properties, except as provided in Paragraph 1.1 of Exhibit A and subject to the paramount title of the United States: (i) all assessment work required to hold the unpatented mining claims has been performed and all Governmental Fees have been paid in a manner consistent with that required of the Manager pursuant to Subsection 8.2(k)through the assessment year ending September 1, 1998; (ii) all affidavits of assessment work, evidence of payment of Governmental Fees, and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; (iii) to the best of its knowledge, the claims are free and clear of Encumbrances or defects in title; and (iv) BATTLE MOUNTAIN has no knowledge of conflicting mining claims, except for those specifically identified in Paragraph 1.1 of Exhibit A. Nothing in this Subsection, however, shall be deemed to be a representation or a warranty that any of the unpatented mining claims contains a valuable discovery of minerals.

               (f)  With respect to the Properties, to
BATTLE MOUNTAIN's knowledge, there are no pending or threatened actions, suits, claims or proceedings, and there have been no previous transactions affecting its interests in the Properties which have not been for fair consideration.

               (g)  Except as to matters otherwise
disclosed in writing to ROYAL prior to the Effective Date:

                    (i)  to BATTLE MOUNTAIN's
knowledge, the conditions existing on or with respect to the Properties and its ownership and operation of the Properties are not in violation of any Laws (including without limitation any Environmental Laws), nor causing or permitting any damage (including Environmental Damage, as defined below) or impairment to the health, safety, or enjoyment of any person at or on the Properties or in the general vicinity of the Properties;

                    (ii) to BATTLE MOUNTAIN's
knowledge, there have been no past violations by it or by any of its predecessors in title of any Environmental Laws or other Laws affecting or pertaining to the Properties, nor any past creation of damage or threatened damage to the air, soil, surface waters, groundwater, flora, fauna, or other natural resources on, about or in the general vicinity of the Properties ("Environmental
Damage"); and

                    (iii)     BATTLE MOUNTAIN has
not received inquiry from or notice of a pending investigation from any governmental agency or of any administrative or judicial proceeding concerning the violation of any Laws.

               The representations and warranties set forth above shall survive the execution and delivery of any documents of Transfer provided under this Agreement. For a representation or warranty made to a Participant's "knowledge," the term "knowledge" shall mean actual knowledge on the part of the officers, employees, and agents of the representing Participant, or knowledge of facts that would reasonably lead to the indicated conclusions.

          3.3  Disclosures.  Each of the Participants
represents and warrants that it is unaware of any material facts or circumstances that have not been disclosed in this Agreement, which should be disclosed to the other Participant in order to prevent the representations and warranties in this Article from being materially misleading. BATTLE MOUNTAIN has disclosed to ROYAL all information it believes to be relevant concerning the Assets and has provided to or made available for inspection by ROYAL all such information, but does not make any representation or warranty, express or implied, as to the accuracy or completeness of the information (except as provided in Section 3.2) or as to the boundaries or value of the Assets. Each Participant represents to the other that in negotiating and entering into this Agreement it has relied solely on its own appraisals and estimates as to the value of the Assets and upon its own geologic and engineering interpretations related thereto.

          3.4 Record Title. Title to the Assets shall be held by BATTLE MOUNTAIN for BATTLE MOUNTAIN and ROYAL, as their Participating Interests are determined pursuant to this Agreement.

          3.5 Loss of Title. Any failure or loss of title to the Assets, and all costs of defending title, shall be charged to the Business Account, except that all costs and losses arising out of or resulting from breach of the representations and warranties of BATTLE MOUNTAIN as to title shall be charged to BATTLE
MOUNTAIN.

          3.6  Royalties, Production Taxes and Other
Payments Based on Production. All required payments of production royalties, taxes based on production of Products, and other payments out of production to private parties and governmental entities shall be determined and made by the Manager and charged to the Equity Account of each Participant in proportion to its Participating Interest at the time of such payment. If separate payment is required, each Participant shall determine and pay its proportionate share of any such payment, and, in such event, each Participant shall furnish to the other Participant evidence of timely payment for all such required payments. In the event that either Participant fails to make any such required payment, the other Participant shall have the right to make such payment and shall thereby become subrogated to the rights of such third party; provided, however, that the making of any such payment on behalf of the other Participant shall not constitute acceptance by the paying Participant of any liability to such third party for the underlying obligation.

          3.7  Indemnities/Limitation of Liability.

               (a)  Each Participant shall indemnify the
other Participant, its directors, officers, employees, agents and attorneys, or Affiliates (collectively "Indemnified Participant") from and against the entire amount of any Material Loss. A "Material Loss" shall mean all costs, expenses, damages or liabilities, including attorneys' fees and other costs of litigation (either threatened or pending) arising out of or based on a breach by a Participant ("Indemnifying Participant") of any representation, warranty or covenant contained in this Agreement, including without limitation:

                    (i)  any failure by a Participant
to determine accurately and make timely payment of its proportionate share of required royalties, production taxes and other payments out of production to third parties as required by
Section 3.6;

                    (ii) any action taken for or
obligation or responsibility assumed on behalf of the other Participant, its directors, officers, employees, agents and attorneys, or Affiliates by a Participant, any of its directors, officers, employees, agents and attorneys, or Affiliates, in violation of Section 4.1;

                    (iii)     failure of a Participant or its
Affiliates to comply with the non-compete or Area of Interest provisions of Section 12.6 or Article XIII;

                    (iv) any Transfer that causes
termination of the tax partnership established by Section 4.2, against which the transferring Participant shall indemnify the non-transferring Participant as provided in Article V of Exhibit C; and

                    (v)  failure of a Participant or its
Affiliates to comply with the preemptive right under Section 16.3 and Exhibit H.

               A Material Loss shall not be deemed to have occurred until, in the aggregate, an Indemnified Participant incurs losses, costs, damages or liabilities in excess of One Hundred
Thousand Dollars ($100,000) relating to breaches of warranties, representations and covenants contained in this Agreement.

               (b)  If any claim or demand is asserted
by a third party against an Indemnified Participant in respect of which such Indemnified Participant may be entitled to indemnification under this Agreement, written notice of such claim or demand shall promptly be given to the Indemnifying Participant. The Indemnifying Participant shall have the right, but not the obligation, by notifying the Indemnified Participant within thirty (30) days after its receipt of the notice of the claim or demand, to assume the entire control of (subject to the right of the Indemnified Participant to participate, at the Indemnified Participant's expense and with counsel of the Indemnified Participant's choice), the defense, compromise, or settlement of the matter, including, at the Indemnifying Participant's expense, employment of counsel of the Indemnifying Participant's choice.
Any damages to the assets or business of the Indemnified
Participant caused by a failure by the Indemnifying Participant to defend, compromise, or settle a claim or demand in a reasonable and expeditious manner requested by the Indemnified Participant, after the Indemnifying Participant has given notice that it will assume control of the defense, compromise, or settlement of the matter, shall be included in the damages for which the Indemnifying Participant shall be obligated to indemnify the Indemnified Participant. Any settlement or compromise of a matter by the Indemnifying Participant shall include a full release of claims against the Indemnified Participant which has arisen out of the indemnified claim or demand.


                 ARTICLE IV
      RELATIONSHIP OF THE PARTICIPANTS

          4.1  No Partnership.  Nothing contained in this
Agreement shall be deemed to constitute either Participant the partner or the venturer of the other, or, except as otherwise herein expressly provided, to constitute either Participant the agent or legal representative of the other, or to create any fiduciary relationship between them. The Participants do not intend to create, and this Agreement shall not be construed to create, any mining, commercial or other partnership or joint venture. Neither Participant, nor any of its directors, officers, employees, agents and attorneys, or Affiliates, shall act for or assume any obligation or responsibility on behalf of the other Participant, except as otherwise expressly provided herein, and any such action or assumption by a Participant's directors, officers, employees, agents and attorneys, or Affiliates shall be a breach by such Participant of this Agreement. The rights, duties, obligations and liabilities of the Participants shall be several and not joint or collective. Each Participant shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein, and it is the express purpose and intention of the Participants that their ownership of Assets and the rights acquired hereunder shall be as tenants in common.

          4.2  Federal Tax Elections and Allocations.
Without changing the effect of Section 4.1, the relationship of the Participants shall constitute a tax partnership within the meaning of Section 761(a) of the United States Internal Revenue Code of 1986, as amended. Tax elections and allocations shall be made as set forth in Exhibit C.

          4.3  State Income Tax.  To the extent
permissible under applicable law, the relationship of the Participants shall be treated for state income tax purposes in the same manner as it is for federal income tax purposes.

          4.4  Tax Returns.  After approval of the
Management Committee, any tax returns or other required tax forms shall be filed in accordance with Exhibit C.

          4.5 Other Business Opportunities. Except as expressly provided in this Agreement, each Participant shall have the right to engage in and receive full benefits from any independent business activities or operations, whether or not competitive with this Business, without consulting with, or obligation to, the other Participant. The doctrines of "corporate opportunity" or "business opportunity" shall not be applied to this Business nor to any other activity or operation of either Participant. Neither Participant shall have any obligation to the other with respect to any opportunity to acquire any property outside the Area of Interest at any time, or, except as otherwise provided in Section 12.6, within the Area of Interest after the termination of the Business. Unless otherwise agreed in writing, neither Participant shall have any obligation to mill, beneficiate or otherwise treat any Products in any facility owned or controlled by such Participant.

          4.6  Waiver of Rights to Partition or Other
Division of Assets. The Participants hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by Law.

          4.7  Transfer or Termination of Rights to
Properties. Except as otherwise provided in this Agreement, neither Participant shall Transfer all or any part of its interest in the Assets or this Agreement or otherwise permit or cause such interests to terminate.

          4.8 Implied Covenants. There are no implied covenants contained in this Agreement other than those of good faith and fair dealing.

          4.9  No Third Party Beneficiary Rights.  This
Agreement shall be construed to benefit the Participants and their respective successors and assigns only, and shall not be construed to create third party beneficiary rights in any other party or in any governmental organization or agency, except to the extent required by Project Financing and as provided in Subsection
3.7(a).

          4.9  Layback Agreements.  In the event the
Participants are asked to consider a layback or similar agreement with respect to lands that are adjacent to but not part of the Properties (regardless of whether such lands are controlled by a Participant), such agreements shall be negotiated in good faith and at arms-length; provided, further, the terms and conditions of such agreements must not diminish the purpose of this Agreement.


                  ARTICLE V
        CONTRIBUTIONS BY PARTICIPANTS

          5.1  Participants' Initial Contributions.

               (a)  BATTLE MOUNTAIN, as its
Initial Contribution, hereby contributes the Assets described in Exhibit A to the purposes of this Agreement. The amount of Six
Hundred Fifty Thousand Dollars ($650,000) shall be credited to
BATTLE MOUNTAIN's Equity Account, on the Effective Date, with respect to BATTLE MOUNTAIN's Initial Contribution.

               (b)  Subject to ROYAL's right of
withdrawal as set forth in Section 5.2, ROYAL, as its Initial Contribution, shall fund Operations under Subsection 5.1(c) totaling Six Hundred Fifty Thousand Dollars ($650,000) on or before the fourth anniversary of the Effective Date. In determining whether such funding obligation has been met, only costs that are properly chargeable to the Business Account under Exhibit B shall be included ("Qualifying Expenses"); provided, however, ROYAL shall not be entitled to an Administrative
Charge during the time it is making Qualifying Expenses. Notwithstanding the total Initial Contribution funding by ROYAL of $650,000.00, Operations shall be funded at a minimal level of not less than $150,000 per year, and any expenditures in excess of such minimum level shall be credited against the next succeeding year's obligation. Upon completion of the funding of ROYAL's Initial Contribution, this amount shall be credited to ROYAL's Equity Account.

               (c)  Subject only to the provisions of
Section 9.1, until ROYAL has completed its Initial Contribution, ROYAL shall have the sole right to determine the nature, timing, scope, extent and method of all Operations, without any obligation to hold meetings of the Management Committee, to prepare
Programs and Budgets for review, comment or approval by BATTLE MOUNTAIN, or to obtain the approval or consent of BATTLE MOUNTAIN or the Management Committee. In conducting such Operations, ROYAL shall be entitled, but shall not be obligated, to exercise any of the applicable powers of the Manager in Section 8.2, except that until ROYAL has completed its Initial Contribution it shall not be entitled or required to perform the activities described in Subsections 8.2(g), (i), (l) and
(s) that would otherwise require consent of the Management
Committee or of BATTLE MOUNTAIN. For all such Operations, ROYAL shall provide for accrual of reasonably anticipated Environmental Compliance expenses, which shall constitute Qualifying Expenses, and upon completion of its Initial Contribution, ROYAL shall transfer any accrued but unexpended amounts to the Environmental Compliance Fund established under Paragraph 2.14 of Exhibit B. Prior to completion of its Initial Contribution, ROYAL, in lieu of any reporting requirements under this Agreement, shall:

                    (i)  keep BATTLE MOUNTAIN
generally informed concerning all material Operations and other material activities affecting the Properties;

                    (ii) within thirty (30) days after
the end of each calendar quarter, including the calendar quarter that ends on the Effective Date, furnish to BATTLE
MOUNTAIN a reasonably detailed written report of all Operations conducted on or for the benefit of the Properties and an interim statement of Qualifying Expenses incurred during the preceding quarter;

                    (iii)     make available for inspection
and copying by BATTLE MOUNTAIN all factual and interpretive reports, studies and analyses concerning the Properties, and make all core and other drilling samples available for inspection by BATTLE MOUNTAIN; and

                    (iv) on or before a date three (3)
months after each anniversary of the Effective Date, submit to BATTLE MOUNTAIN a final statement of Qualifying Expenses incurred during the preceding year.

               ROYAL makes no representation or
warranty, express or implied, as to the accuracy or completeness of the data and information that shall be provided to BATTLE
MOUNTAIN in accordance with (i) through (iv) above.

               (d)  BATTLE MOUNTAIN shall
provide ROYAL with written notice of any exceptions it may have to any statement of Qualifying Expenses submitted to it as provided above within three (3) months after receipt of any statement. Failure to provide such notice within the three (3) month period shall constitute acceptance by BATTLE
MOUNTAIN of the stated Qualifying Expenses.

               (e)  Upon execution of the Agreement,
ROYAL shall pay BATTLE MOUNTAIN Nineteen Thousand
Three Hundred Dollars ($19,300) in consideration of BATTLE MOUNTAIN's payment of the May 6, 1998 option payment in accordance with the provisions of the Brokaw Option Agreement and BATTLE MOUNTAIN's obligation to: (i) make the $12,000 payment on or before July 5, 1998 in accordance with the provisions of the DeMers Option Agreement; and (ii) file mining claim maintenance fees, for the year ending August 31, 1999, on the thirty-three (33) unpatented claims that comprise part of the Properties. The $19,300 payment described in this Subsection shall be a Qualifying Expense.

          5.2  Failure to Make Initial Contribution.

               (a)  ROYAL's failure to make its Initial
Contribution in accordance with the provisions of this Article, if not cured within thirty (30) days after notice by BATTLE
MOUNTAIN of such default, shall be deemed to be a withdrawal of ROYAL from the Business, the termination of its Participating
Interest hereunder and a transfer of its Participating Interest and Capital Account to BATTLE MOUNTAIN. Upon such event,
ROYAL shall have no further right, title or interest in the Assets and it shall take such actions as are necessary to ensure that all Assets are free and clear of any Encumbrances arising by, through or under it, except for such Encumbrances to which the Participants may have agreed. Subject to Subsection 5.2(b)below, ROYAL's withdrawal shall be effective upon such failure, but such withdrawal shall not relieve ROYAL of its obligation to BATTLE MOUNTAIN to fund Operations up to the amount of ROYAL's contractual obligations to third parties including payments or other obligations with respect to the Properties in which BATTLE MOUNTAIN holds an interest under leases or contracts, nor shall such withdrawal relieve ROYAL of its responsibility to fund and satisfy ROYAL's share of liabilities to third persons (regardless of whether such liabilities accrue before or after such withdrawal), including Environmental Liabilities, Continuing Obligations and Environmental Compliance, arising prior to ROYAL's withdrawal, which responsibility shall be based on ROYAL's initial Participating Interest.

               (b) Notwithstanding Subsection 5.2(a)above, in the event ROYAL, within sixty (60) days after the Effective Date, determines that conditions may exist on the Properties which may, in ROYAL's judgment, result in violation of Environmental Laws, ROYAL shall have the right to withdraw from the Business by giving written notice to BATTLE
MOUNTAIN of such withdrawal. ROYAL's withdrawal shall be effective upon receipt by BATTLE MOUNTAIN of such notice.
Except as provided in this Subsection and except as may be otherwise expressly provided herein, ROYAL's withdrawal shall relieve ROYAL from any other obligation to make contributions hereunder.

          5.3  Additional Contributions.  At such time as
ROYAL has contributed the full amount of its Initial
Contribution, the Participants, subject to any election permitted by Subsection 9.5(a), shall be obligated to contribute funds to adopted Programs and Budgets in proportion to their respective
Participating Interests.

                 ARTICLE VI
          INTERESTS OF PARTICIPANTS

          6.1  Initial Participating Interests.  The
Participants shall have the following initial Participating Interests:

                    BATTLE MOUNTAIN     -    50%
                    ROYAL               -    50%

          6.2  Changes in Participating Interests.  The
Participating Interests shall be eliminated or changed as follows:

               (a)  Upon withdrawal or deemed
withdrawal as provided in Sections 5.2, 6.3, and Article XII;

               (b)  Upon an election by either
Participant pursuant to Section 9.5 to contribute less to an adopted Program and Budget than the percentage equal to its Participating
Interest, or to contribute nothing to an adopted Program and Budget;

               (c)  In the event of default by either
Participant in making its agreed-upon contribution to an adopted
Program and Budget, followed by an election by the other
Participant to invoke any of the remedies in Section 10.5;

               (d)  Upon Transfer by either Participant
of part or all of its Participating Interest in accordance with
Article XVI; or

               (e)  Upon acquisition by either
Participant of part or all of the Participating Interest of the other Participant, however arising.

          6.3  Elimination of Minority Interest.

               (a)  A Reduced Participant whose
Recalculated Participating Interest becomes less than ten percent
(10%) shall be deemed to have withdrawn from the Business and shall relinquish its entire Participating Interest free and clear of any Encumbrances arising by, through or under the Reduced
Participant, except any such Encumbrances listed in Paragraph
1.1 of Exhibit A or to which the Participants have agreed. Such relinquished Participating Interest shall be deemed to have accrued automatically to the other Participant. The Reduced Participant's Capital Account shall be transferred to the remaining Participant.
The Reduced Participant shall thereafter have the right to receive two percent (2%) of Net Returns, if any, to a maximum amount of one hundred percent (100%) of the Reduced Participant's
Equity Account balance as of the effective date of the withdrawal; provided, further, in the event Products become subject to a government royalty that is equal to or greater than four percent
(4%) of Net Returns; then, the Net Returns payable under this Subsection 6.3(a) shall be reduced from two percent (2%) to one percent (1%). Upon receipt of such amount, and subject to
Section 6.4, the Reduced Participant shall thereafter have no further right, title, or interest in the Assets or under this Agreement, and the tax partnership established by Exhibit C shall dissolve pursuant to Paragraph 4.2 of Exhibit C. In such event, the Reduced Participant shall execute and deliver an appropriate conveyance of all of its right, title and interest in the Assets to the remaining Participant.

               (b)  The relinquishment, withdrawal and
entitlements for which this Section provides shall be effective as of the effective date of the recalculation under Sections 9.5 or
10.5.  However, if the final adjustment provided under Section
9.6 for any recalculation under Section 9.5 results in a Recalculated Participating Interest of ten percent (10%) or more:
(i) the Recalculated Participating Interest shall be deemed, effective retroactively as of the first day of the Program Period, to have automatically revested; (ii) the Reduced Participant shall be reinstated as a Participant, with all of the rights and obligations pertaining thereto; (iii) the right to Net Returns under Subsection 6.3(a) shall terminate; and (iv) the Manager, on behalf of the Participants, shall make any necessary reimbursements, reallocations of Products, contributions and other adjustments as provided in Subsection 9.6(d). Similarly, if such final adjustment under Section 9.6 results in a Recalculated Participating Interest for either Participant of less than ten percent (10%) for a Program Period as to which the provisional calculation under Section 9.5 had not resulted in a Participating Interest of less than ten percent
(10%), then such Participant, at its election within thirty (30) days after notice of the final adjustment, may contribute an amount resulting in a revised final adjustment and resultant Recalculated Participating Interest of ten percent (10%). If no such election is made, such Participant shall be deemed to have withdrawn under the terms of Subsection 6.3(a) as of the beginning of such Program Period, and the Manager, on behalf of the Participants, shall make any necessary reimbursements, reallocations of Products, contributions and other adjustments as provided in Subsection 9.6(d), including of any Net Returns to which such Participant may be entitled for such Program Period.

          6.4  Continuing Liabilities Upon Adjustments
of Participating Interests. Any reduction or elimination of either Participant's Participating Interest under Section 6.2 shall not relieve such Participant of its share of any liability, including, without limitation, Continuing Obligations, Environmental
Liabilities and Environmental Compliance, whether arising before or after such reduction or elimination, or out of acts or omissions occurring or conditions existing prior to the Effective Date or out of Operations conducted during the term of this Agreement but prior to such reduction or elimination, regardless of when any funds may be expended to satisfy such liability. For purposes of this Section, such Participant's share of such liability shall be equal to its Participating Interest at the time the act or omission giving rise to the liability occurred, after first taking into account any reduction, readjustment and restoration of Participating
Interests under Sections 6.3, 9.5, 9.6 and 10.5 (or, as to such liability arising out of acts or omissions occurring or conditions existing prior to the Effective Date, equal to such Participant's initial Participating Interest). Should the cumulative cost of satisfying Continuing Obligations be in excess of cumulative amounts accrued or otherwise charged to the Environmental
Compliance Fund as described in Exhibit B, each of the Participants shall be liable for its proportionate share (i.e., Participating Interest at the time of the act or omission giving rise to such liability occurred), after first taking into account any reduction, readjustment and restoration of Participating Interests under Sections 6.3, 9.5, 9.6 and 10.5, of the cost of satisfying such Continuing Obligations, notwithstanding that either
Participant has previously withdrawn from the Business or that its Participating Interest has been reduced or converted to an interest in Net Returns pursuant to Subsection 6.3(a).

          6.5 Documentation of Adjustments to Participating Interests. Adjustments to the Participating Interests need not be evidenced during the term of this Agreement by the execution and recording of appropriate instruments, but each Participant's Participating Interest and related Equity Account balance shall be shown in the accounting records of the Manager, and any adjustments thereto, including any reduction, readjustment, and restoration of Participating Interests under Sections 6.3, 9.5, 9.6 and 10.5, shall be made monthly.
However, either Participant, at any time upon the request of the other Participant, shall execute and acknowledge instruments necessary to evidence such adjustments in form sufficient for filing and recording in the jurisdiction where the Properties are located.

          6.6  Grant of Lien and Security Interest.

               (a)  Subject to Section 6.7, each
Participant grants to the other Participant a lien upon and a security interest in its Participating Interest, including all of its right, title and interest in the Assets, whenever acquired or arising, and the proceeds from and accessions to the foregoing.

               (b)  The liens and security interests
granted by Subsection 6.6(a) shall secure every obligation or liability of the Participant granting such lien or security interest created under this Agreement, including the obligation to repay a Cover Payment in accordance with Section 10.4. Each
Participant hereby agrees to take all action necessary to perfect such lien and security interest and hereby appoints the other Participant its attorney-in-fact to execute, file and record all financing statements and other documents necessary to perfect or maintain such lien and security interest.

          6.7  Subordination of Interests.  Each
Participant shall, from time to time, take all necessary actions, including execution of appropriate agreements, to pledge and subordinate its Participating Interest, any liens it may hold which are created under this Agreement other than those created pursuant to Section 6.6 hereof, and any other right or interest it holds with respect to the Assets (other than any statutory lien of the Manager), to any secured borrowings for Operations approved by the Management Committee, including any secured borrowings relating to Project Financing, and any modifications or renewals thereof.


                 ARTICLE VII
            MANAGEMENT COMMITTEE

          7.1  Organization and Composition.  The
Participants hereby establish a Management Committee to determine overall policies, objectives, procedures, methods and actions under this Agreement. The Management Committee shall consist of two (2) member(s) appointed by BATTLE
MOUNTAIN and two (2) member(s) appointed by ROYAL.
Each Participant may appoint one or more alternates to act in the absence of a regular member. Any alternate so acting shall be deemed a member. Appointments by a Participant shall be made or changed by notice to the other members. From time to time, the Manager shall designate one of its representative members on the Management Committee to serve as the chair of the Management Committee.

          7.2  Decisions.  After ROYAL has completed
its Initial Contribution, each Participant, acting through its appointed member(s) in attendance at the meeting, shall have a number of votes on the Management Committee in proportion to its Participating Interest. Unless otherwise provided in this Agreement, the vote of the Participant with a Participating Interest over fifty percent (50%) shall determine the decisions of the Management Committee. In the event of a deadlock, the chairman of the Management Committee shall cast the deciding vote.

          7.3  Meetings.

               (a)  After ROYAL has completed its
Initial Contribution, the Management Committee shall hold regular meetings at least semi-annually in Reno, or at other agreed places. The Manager shall give at least thirty (30) days notice to the Participants of such meetings. Additionally, either Participant may call a special meeting upon seven (7) days notice to the other Participant. In case of an emergency, reasonable notice of a special meeting shall suffice. There shall be a quorum if at least one member representing each Participant is present; provided, however, that if a Participant fails to attend two consecutive properly called meetings, then a quorum shall exist at the second meeting if the other Participant is represented by at least one appointed member, and a vote of such Participant shall be considered the vote required for the purposes of the conduct of all business properly noticed even if such vote would otherwise require unanimity.

               (b)  If business cannot be conducted at a
regular or special meeting due to the lack of a quorum, either
Participant may call the next meeting upon seven (7) days notice to the other Participant.

               (c)  Each notice of a meeting shall
include an itemized agenda prepared by the Manager in the case of a regular meeting or by the Participant calling the meeting in the case of a special meeting, but any matters may be considered if either Participant adds the matter to the agenda at least three (3) days before the meeting or with the consent of the other
Participant. The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the other Participant within thirty (30) days after the meeting. Either Participant may electronically record the proceedings of a meeting with the consent of the other Participant. The other Participant shall sign and return or object to the minutes prepared by the Manager within thirty (30) days after receipt, and failure to do either shall be deemed acceptance of the minutes as prepared by the Manager.
The minutes, when signed or deemed accepted by both
Participants, shall be the official record of the decisions made by the Management Committee. Decisions made at a Management
Committee meeting shall be implemented in accordance with adopted Programs and Budgets. If a Participant timely objects to minutes proposed by the Manager, the members of the Management Committee shall seek, for a period not to exceed thirty (30) days from receipt by the Manager of notice of the objections, to agree upon minutes acceptable to both Participants.
If the Management Committee does not reach agreement on the minutes of the meeting within such thirty (30) day period, the minutes of the meeting as prepared by the Manager together with the other Participant's proposed changes shall collectively constitute the record of the meeting. If personnel employed in Operations are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance shall be charged to the Business Account. All other costs shall be paid by the Participants individually.

          7.4  Action Without Meeting in Person.  In
lieu of meetings in person, the Management Committee may conduct meetings by telephone or video conference, so long as minutes of such meetings are prepared in accordance with Subsection 7.3(c). The Management Committee may also take decisions memorialized by a writing that is executed by all Participants.

          7.5  Matters Requiring Approval.  Except as
provided in Subsection 5.1(c) and as otherwise delegated to the Manager in Section 8.2, the Management Committee shall have exclusive authority to determine all matters related to overall policies, objectives, procedures, methods and actions under this Agreement.


                ARTICLE VIII
                   MANAGER


          8.1  Designation.

               (a)  Upon ROYAL's completion of its
Initial Contribution as provided for in Section 5.1, ROYAL shall, within sixty (60) days thereafter, provide BATTLE MOUNTAIN a comprehensive report detailing exploration, engineering, economic, environmental, regulatory and all other relevant information that ROYAL has generated or otherwise acquired with respect to the Properties. Upon receipt of such report by BATTLE MOUNTAIN, BATTLE MOUNTAIN shall have the following sixty (60) day period within which to notify ROYAL in writing of its election to either: (a) become and serve as Manager until it resigns as provided in Section 8.4; or (b) decline to become Manager, in which case ROYAL shall remain Manager and serve as such until it resigns as provided in Section 8.4.

          (b) In the event that BATTLE MOUNTAINelects to become and serve as Manager under Section 8.1(a), then, notwithstanding any other provision of this Agreement, if at any time thereafter BATTLE MOUNTAIN submits a Program and Budget that ROYAL, in good faith, believes to be inadequate to achieve the objectives of the Business in timely fashion, and if ROYAL is unable to achieve satisfactory modification of such proposed Program and Budget (the "objectionable Program and
Budget") pursuant to the procedures outlined in Section 9.4hereof, then, ROYAL may, upon its submission of a Program and Budget (the "more aggressive Program and Budget") calling for expenditures at a level of not less than 300% of the level of expenditures called for in the objectionable Program and Budget and upon ten (10) days' consideration thereof by BATTLE
MOUNTAIN, require that BATTLE MOUNTAIN elect either (i) to adopt the more aggressive Program and Budget, submit same to the Management Committee, and execute such Program and Budget, as Manager; or (ii) resign as Manager, in favor of ROYAL, provided that ROYAL must then adopt the more aggressive Program and Budget, submit same to the Management
Committee, and execute such Program and Budget, as Manager.

          (c) The mechanism set forth in Section 8.1(b), by which ROYAL, as non-managing Participant, may resume control of the Business, as Manager, under defined circumstances, is intended to be a bi-lateral right. That is, if the mechanism of
Section 8.1(b) is employed by ROYAL in such fashion that ROYAL resumes as Manager, and BATTLE MOUNTAIN thereafter, as the non-managing Participant, in good faith, believes that a substantially more aggressive Program and Budget than that proposed by ROYAL is appropriate, then BATTLE
MOUNTAIN may likewise implement the mechanism set forth in
Section 8.1(b) (after first adhering to the procedure set forth in Section 9.4), and so on, with the Participants alternating as to the ability to exercise such right of forcing development.

          8.2  Powers and Duties of Manager.  Subject
to the terms and provisions of this Agreement, the Manager shall have the following powers and duties, which shall be discharged in accordance with adopted Programs and Budgets.

               (a)  The Manager shall manage, direct
and control Operations, and shall prepare and present to the Management Committee proposed Programs and Budgets as provided in Article IX.

               (b)  The Manager shall implement the
decisions of the Management Committee, shall make all expenditures necessary to carry out adopted Programs, and shall promptly advise the Management Committee if it lacks sufficient funds to carry out its responsibilities under this Agreement.

               (c)  The Manager shall use reasonable
efforts to: (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made to the extent reasonably possible on the best terms available, taking into account all of the circumstances; (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and (iii) keep the Assets free and clear of all Encumbrances, except any such Encumbrances listed in Paragraph 1.1 of Exhibit A and those existing at the time of, or created concurrent with, the acquisition of such Assets, or mechanic's or materialmen's liens (which shall be contested, released or discharged in a diligent matter) or Encumbrances specifically approved by the Management Committee.

               (d)  The Manager shall conduct such title
examinations of the Properties and cure such title defects pertaining to the Properties as may be advisable in its reasonable judgment.

               (e)  The Manager shall:  (i) make or
arrange for all payments required by leases, licenses, permits, contracts and other agreements related to the Assets; (ii) pay all taxes, assessments and like charges on Operations and Assets except taxes determined or measured by a Participant's sales revenue or net income and taxes, including production taxes, attributable to a Participant's share of Products, and shall otherwise promptly pay and discharge expenses incurred in Operations; provided, however, that if authorized by the Management Committee, the Manager shall have the right to contest (in the courts or otherwise) the validity or amount of any taxes, assessments or charges if the Manager deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before the Manager shall be required to pay them, but in no event shall the Manager permit or allow title to the Assets to be lost as the result of the nonpayment of any taxes, assessments or like charges; and (iii) do all other acts reasonably necessary to maintain the Assets.

               (f)  The Manager shall:  (i) apply for all
necessary permits, licenses and approvals; (ii) comply with all Laws; (iii) notify promptly the Management Committee of any allegations of substantial violation thereof; and (iv) prepare and file all reports or notices required for or as a result of Operations. The Manager shall not be in breach of this provision if a violation has occurred in spite of the Manager's good faith efforts to comply consistent with its standard of care under Section 8.3. In the event of any such violation, the Manager shall timely cure or dispose of such violation on behalf of both Participants through performance, payment of fines and penalties, or both, and the cost thereof shall be charged to the Business Account.

               (g)  The Manager shall prosecute and
defend, but shall not initiate without consent of the Management Committee, all litigation or administrative proceedings arising out of Operations. The non-managing Participant shall have the right to participate, at its own expense, in such litigation or administrative proceedings. The non-managing Participant shall approve in advance any settlement involving payments, commitments or obligations in excess of Fifty Thousand Dollars ($50,000) in cash or value.

               (h)  The Manager shall provide insurance
for the benefit of the Participants as provided in Exhibit F or as may otherwise be determined from time to time by the Management Committee.

               (i)  The Manager may dispose of Assets,
whether by abandonment, surrender, or Transfer in the ordinary course of business, except that Properties may be abandoned or surrendered only as provided in Article XIV. Without prior authorization from the Management Committee, however, the Manager shall not: (i) dispose of Assets in any one transaction (or in any series of related transactions) having a value in excess of Fifty Thousand Dollars ($50,000); (ii) enter into any sales contracts or commitments for Product, except as permitted in
Section 11.2; (iii) begin a liquidation of the Business; or
(iv) dispose of all or a substantial part of the Assets necessary to achieve the purposes of the Business.

               (j)  The Manager shall have the right to
carry out its responsibilities hereunder through agents, Affiliates or independent contractors.

               (k)  The Manager shall perform or cause
to be performed all assessment and other work, and shall pay all Governmental Fees required by Law in order to maintain the unpatented mining claims, mill sites and tunnel sites included within the Properties. The Manager shall have the right to perform the assessment work required hereunder pursuant to a common plan of exploration, and continued actual occupancy of such claims and sites shall not be required. The Manager shall not be liable on account of any determination by any court or governmental agency that the work performed by the Manager does not constitute the required annual assessment work or occupancy for the purposes of preserving or maintaining ownership of the claims, provided that the work done is pursuant to an adopted Program and Budget and is performed in accordance with the Manager's standard of care under Section 8.3. The Manager shall timely record with the appropriate county and file with the appropriate United States agency any required affidavits, notices of intent to hold and other documents in proper form attesting to the payment of Governmental Fees, the performance of assessment work or intent to hold the claims and sites, in each case in sufficient detail to reflect compliance with the requirements applicable to each claim and site. The Manager shall not be liable on account of any determination by any court or governmental agency that any such document submitted by the Manager does not comply with applicable requirements, provided that such document is prepared and recorded or filed in accordance with the Manager's standard of care under Section
8.3.

               (l)  If authorized by the Management
Committee, the Manager may: (i) locate, amend or relocate any unpatented mining claim or mill site or tunnel site, (ii) locate any fractions resulting from such amendment or relocation, (iii) apply for patents or mining leases or other forms of mineral tenure for any such unpatented claims or sites, (iv) abandon any unpatented mining claims for the purpose of locating mill sites or otherwise acquiring from the United States rights to the ground covered thereby, (v) abandon any unpatented mill sites for the purpose of locating mining claims or otherwise acquiring from the United
States rights to the ground covered thereby, (vi) exchange with or convey to the United States any of the Properties for the purpose of acquiring rights to the ground covered thereby or other adjacent ground, and (vii) convert any unpatented claims or mill sites into one or more leases or other forms of mineral tenure pursuant to any Law hereafter enacted.

               (m)  The Manager shall keep and
maintain all required accounting and financial records pursuant to the procedures described in Exhibit B and in accordance with customary cost accounting practices in the mining industry, and shall ensure appropriate separation of accounts unless otherwise agreed by the Participants.

               (n)  The Manager shall maintain Equity
Accounts for each Participant. Each Participant's Equity Account shall be credited with the value of such Participant's contributions under Subsections 5.1(a) and 5.1(b) and shall be credited with amounts contributed by such Participant under Section 5.3. Each Participant's Equity Account shall be charged with the cash and the fair market value of property distributed to such Participant (net of liabilities assumed by such Participant and liabilities to which such distributed property is subject). Contributions and distributions shall include all cash contributions or distributions plus the agreed value (expressed in dollars) of all in-kind
contributions or distributions.   Solely for purposes of determining
the Equity Account balances of the Participants, the Manager shall reasonably estimate the fair market value of all Products distributed to the Participants, and such estimated value shall be used regardless of the actual amount received by each Participant upon disposition of such Products.

               (o)  Subject to Subsection 5.1(c), the
Manager shall keep the Management Committee advised of all Operations by submitting in writing to the members of the Management Committee: (i) monthly progress reports that include statements of expenditures and comparisons of such expenditures to the adopted Budget; (ii) periodic summaries of data acquired; (iii) copies of reports concerning Operations; (iv) a detailed final report within ninety (90) days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures and comparisons between the intended objectives and actual results of Programs;
and (v) such other reports as any member of the Management
Committee may reasonably request. Subject to Article XVIII, at all reasonable times the Manager shall provide the Management Committee, or other representative of a Participant upon the request of such Participant's representative member of the Management Committee, access to, and the right to inspect and, at such Participant's cost and expense, copies of the Existing Data and all maps, drill logs and other drilling data, core, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other Business Information, to the extent preserved or kept by the Manager, subject to Article XVIII. In addition, the Manager shall allow the non-managing Participant, at the latter's sole risk, cost and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the non-managing Participant does not unreasonably interfere with Operations.

               (p)  The Manager shall prepare an
Environmental Compliance plan for all Operations consistent with the requirements of any applicable Laws or contractual obligations and shall include in each Program and Budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of any applicable Law or contractual obligation pertaining to Environmental Compliance.
To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of Properties disturbed by Operations.

               (q)  The Manager shall undertake to
perform Continuing Obligations when and as economic and appropriate, whether before or after termination of the Business. The Manager shall have the right to delegate performance of Continuing Obligations to persons having demonstrated skill and experience in relevant disciplines. As part of each Program and Budget submittal, the Manager shall specify in such Program and Budget the measures to be taken for performance of Continuing Obligations and the cost of such measures. The Manager shall keep the other Participant reasonably informed about the Manager's efforts to discharge Continuing Obligations.
Authorized representatives of each Participant shall have the right from time to time to enter the Properties to inspect work directed toward satisfaction of Continuing Obligations and audit books, records, and accounts related thereto.

               (r)  The funds that are to be deposited
into the Environmental Compliance Fund shall be maintained by the Manager in a separate, interest bearing cash management account, which may include, but is not limited to, money market investments and money market funds, and/or in longer term investments if approved by the Management Committee. Such funds shall be used solely for Environmental Compliance and Continuing Obligations, including the committing of such funds, interests in property, insurance or bond policies, or other security to satisfy Laws regarding financial assurance for the reclamation or restoration of the Properties, and for other Environmental Compliance requirements.

               (s)  If Participating Interests are adjusted
in accordance with this Agreement the Manager shall propose from time to time one or more methods for fairly allocating costs for Continuing Obligations.

               (t)  The Manager shall undertake all
other activities reasonably necessary to fulfill the foregoing, and to implement the policies, objectives, procedures, methods and actions determined by the Management Committee pursuant to
Section 7.1.

          8.3  Standard of Care.  The Manager shall
discharge its duties under Section 8.2 and conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with Laws and with the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to the Assets. The Manager shall not be liable to the other Participant for any act or omission resulting in damage or loss except to the extent caused by or attributable to the Manager's willful misconduct or gross negligence. The Manager shall not be in default of any of its duties under Section 8.2 if its inability or failure to perform results from the failure of the other Participant to perform acts or to contribute amounts required of it by this Agreement.

          8.4  Resignation; Deemed Offer to Resign.
The Manager may resign upon not less than six (6) months' prior notice to the other Participant, in which case the other Participant may elect to become the new Manager by notice to the resigning Participant within thirty (30) days after the notice of resignation. If any of the following shall occur, the Manager shall be deemed to have resigned upon the occurrence of the event described in each of the following Subsections, with the successor Manager to be appointed by the other Participant at a subsequently called meeting of the Management Committee, at which meeting the incumbent Manager shall not be entitled to vote. The other Participant may appoint itself or a third party as the Manager.

               (a)  The aggregate Participating Interest
of the Manager and its Affiliates becomes less than the Participating Interest of any other Participant;

               (b)  The Manager fails to perform a
material obligation imposed upon it under this Agreement and such failure continues for a period of sixty (60) days after notice from the other Participant demanding performance;

               (c)  The Manager fails to pay or contest
in good faith its bills and Business debts as such obligations become due;

               (d)  A receiver, liquidator, assignee,
custodian, trustee, sequestrator or similar official for a substantial part of its assets is appointed and such appointment is neither made ineffective nor discharged within sixty (60) days after the making thereof, or such appointment is consented to, requested by, or acquiesced in by the Manager;

               (e)  The Manager commences a
voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; or makes a general assignment for the benefit of creditors; or takes corporate or other action in furtherance of any of the foregoing; or

               (f)  Entry is made against the Manager
of a judgment, decree or order for relief affecting its ability to serve as Manager, or a substantial part of its Participating Interest or its other assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect.

Under Subsections (d), (e) or (f) above, the appointment of a successor Manager shall be deemed to pre-date the event causing a deemed resignation.

          8.5  Payments To Manager.  The Manager
shall be compensated for its services and reimbursed for its costs hereunder in accordance with Exhibit B.

          8.6  Transactions With Affiliates.  If the
Manager engages Affiliates to provide services hereunder, it shall do so on terms no less favorable than would be the case in arm's-length transactions with unrelated persons.

          8.7  Activities During Deadlock.  If the
Management Committee for any reason fails to adopt an Exploration, Pre-Feasibility Study, Feasibility Study or Development Program and Budget, the Manager shall continue Operations at levels sufficient to maintain the Properties. If the Management Committee for any reason fails to adopt an initial Mining Program and Budget or any Expansion or Modification
Programs and Budgets, the Manager shall continue Operations at levels sufficient to maintain the then current Operations and Properties. If the Management Committee for any reason fails to adopt Mining Programs and Budgets subsequent to the initial
Mining Program and Budget, subject to the contrary direction of the Management Committee and receipt of necessary funds, the Manager shall continue Operations at levels comparable with the last adopted Mining Program and Budget. All of the foregoing shall be subject to the contrary direction of the Management Committee and the receipt of necessary funds.


                 ARTICLE IX
            PROGRAMS AND BUDGETS

          9.1  Initial Program and Budget.  The Initial
Program and Budget to which both Participants have agreed is hereby adopted and is attached as Exhibit G.

          9.2  Operations Pursuant to Programs and
Budgets.  Except as otherwise provided in Subsection 5.1(c),
Section 9.13, and Article XIII, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to adopted Programs and Budgets. Every Program and Budget adopted pursuant to this Agreement shall provide for accrual of reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Program and Budget.

          9.3  Presentation of Programs and Budgets.
Proposed Programs and Budgets shall be prepared by the Manager for a period of one (1) year or any other period as approved by the Management Committee, and shall be submitted to the Management Committee for review and consideration. All proposed Programs and Budgets may include Exploration, Pre-Feasibility Studies, Feasibility Study, Development, Mining and Expansion or Modification Operations components, or any combination thereof, and shall be reviewed and adopted upon a vote of the Management Committee in accordance with Sections
7.2 and 9.4. Each Program and Budget adopted by the Management Committee, regardless of length, shall be reviewed at least once a year at a meeting of the Management Committee. During the period encompassed by any Program and Budget, and at least three (3) months prior to its expiration, a proposed Program and Budget for the succeeding period shall be prepared by the Manager and submitted to the Management Committee for review and consideration.

          9.4  Review and Adoption of Proposed
Programs and Budgets. Within thirty (30) days after submission of a proposed Program and Budget, each Participant shall submit in writing to the Management Committee:

               (a)  Notice that the Participant approves
any or all of the components of the proposed Program and Budget;

               (b)  Modifications proposed by the
Participant to the components of the proposed Program and Budget; or

               (c)  Notice that the Participant rejects
any or all of the components of the proposed Program and Budget.

If a Participant fails to give any of the foregoing responses within the allotted time, the failure shall be deemed to be a vote by the Participant for adoption of the Manager's proposed Program and Budget. If a Participant makes a timely submission to the Management Committee pursuant to Subsections 9.4(a), (b) or
(c), then the Manager, working with the other Participant, shall seek for a period of time not to exceed twenty (20) days to develop a complete Program and Budget acceptable to both Participants. The Manager shall then call a Management
Committee meeting in accordance with Section 7.3 for purposes of reviewing and voting upon the proposed Program and Budget.

          9.5  Election to Participate.

               (a)  By notice to the Management
Committee within twenty (20) days after the final vote adopting a Program and Budget, and notwithstanding its vote concerning adoption of a Program and Budget, a Participant may elect to participate in the approved Program and Budget: (i) in proportion to its respective Participating Interest, (ii) in some lesser amount than its respective Participating Interest, or (iii) not at all. In case of an election under Subsection 9.5(a)(ii) or (iii), the Participating Interest of such electing Participant shall be recalculated as provided in Subsection 9.5(b) below, with dilution effective as of the first day of the Program Period for the adopted Program and Budget. If a Participant fails to so notify the Management
Committee of the extent to which it elects to participate, the Participant shall be deemed to have elected to contribute to such Program and Budget in proportion to its respective Participating
Interest as of the beginning of the Program Period.

               (b)  If a Participant elects to contribute
to an adopted Program and Budget some lesser amount than in proportion to its respective Participating Interest, or not at all, and the other Participant elects to fund all or any portion of the deficiency, the Participating Interest of the Reduced Participant shall be provisionally recalculated as follows:

                    (i)  for an election made before
Payout, by dividing: (A) the sum of (1) the amount credited to the Reduced Participant's Equity Account with respect to its Initial Contribution under Section 5.1, (2) the total of all of the Reduced Participant's contributions under Section 5.3, and (3) the amount, if any, the Reduced Participant elects to contribute to the adopted Program and Budget; by (B) the sum of (1), (2) and (3) above for both Participants; and then multiplying the result by one hundred; or

                    (ii) for an election made after
Payout, by reducing its Participating Interest in an amount equal to two times the amount by which it would have been reduced under Subsection 9.5(b)(i) if such election were made before Payout.

The Participating Interest of the other Participant shall be increased by the amount of the reduction in the Participating Interest of the Reduced Participant, and if the other Participant elects not to fund the entire deficiency, the Manager shall adjust the Program and Budget to reflect the funds available.

               (c)  Whenever the Participating Interests
are recalculated pursuant to this Subsection 9.5, (i) the Equity
Accounts of both Participants shall be revised to bear the same ratio to each other as their recalculated Participating Interests; and
(ii) the portion of Capital Account attributable to the reduced
Participating Interest of the Reduced Participant shall be transferred to the other Participant.

          9.6  Recalculation or Restoration of Reduced
               Interest Based on Actual Expenditures.

               (a)  If a Participant makes an election
under Subsection 9.5(a)(ii) or (iii), then within sixty (60) days after the conclusion of such Program and Budget, the Manager shall report the total amount of money expended plus the total obligations incurred by the Manager for such Budget.

               (b)  If the Manager expended or incurred
obligations that were more or less than the adopted Budget, the Participating Interests shall be recalculated pursuant to Subsection 9.5(b) by substituting each Participant's actual contribution to the adopted Budget for that Participant's estimated contribution at the time of the Reduced Participant's election under Subsection 9.5(a).

               (c)  If the Manager expended or incurred
obligations of less than ninety percent (90%) of the adopted
Budget, within thirty (30) days of receiving the Manager's report on expenditures, the Reduced Participant may notify the other Participant of its election to reimburse the other Participant for the difference between any amount contributed by the Reduced
Participant to such adopted Program and Budget and the Reduced Participant's proportionate share (at the Reduced Participant's former Participating Interest) of the actual amount expended or incurred for the Program, plus interest on the difference accruing at the rate described in Section 10.3 plus two (2) percentage points. The Reduced Participant shall deliver the appropriate amount (including interest) to the other Participant with such notice. Failure of the Reduced Participant to so notify and tender such amount shall result in dilution occurring in accordance with this Article IX and shall bar the Reduced Participant from its rights under this Subsection 9.6(c) concerning the relevant adopted Program and Budget.

               (d)  All recalculations under this Section
IX shall be effective as of the first day of the Program Period for the Program and Budget. The Manager, on behalf of both Participants, shall make such reimbursements, reallocations of Products, contributions and other adjustments as are necessary so that, to the extent possible, each Participant will be placed in the position it would have been in had its Participating Interests as recalculated under this Section been in effect throughout the Program Period for such Program and Budget. If the Participants are required to make contributions, reimbursements or other adjustments pursuant to this Section, the Manager shall have the right to purchase or sell a Participant's share of Products in the same manner as under Section 11.2 and to apply the proceeds of such sale to satisfy that Participant's obligation to make such contributions, reimbursements or adjustments.

               (e)  Whenever the Participating Interests
are recalculated pursuant to this Section, (i) the Participants'
Equity Accounts shall be revised to bear the same ratio to each other as their Recalculated Participating Interests; and (ii) the portion of Capital Account attributable to the reduced
Participating Interest of the Reduced Participant shall be transferred to the other Participant.

          9.7  Pre-Feasibility Study Program and
Budgets.

               (a)  At such time as either Participant is
of the good faith and reasonable opinion that economically viable Mining Operations may be possible on the Properties, the Participant may propose to the Management Committee that a Pre-Feasibility Study Program and Budget, or a Program and Budget that includes Pre-Feasibility Studies, be prepared. Such proposal shall be made in writing to the other Participant, shall reference the data upon which the proposing Participant bases its opinion, and shall call a meeting of the Management Committee pursuant to Section 7.3. If such proposal is adopted by the Management Committee, the Manager shall prepare or have prepared a Pre-Feasibility Study Program and Budget as approved by the Management Committee and shall submit the same to the Management Committee within One hundred twenty (120) days following adoption of the proposal.

               (b)  Pre-Feasibility Studies may be
conducted by the Manager, Feasibility Contractors, or both, or may be conducted by the Manager and audited by Feasibility Contractors, as the Management Committee determines. A Pre-Feasibility Study Program shall include the work necessary to prepare and complete the Pre-Feasibility Study approved in the proposal adopted by the Management Committee, which may include some or all of the following:

                    (i)  analyses of various
alternatives for mining, processing and beneficiation of Products;

                    (ii) analyses of alternative
mining, milling, and production rates;

                    (iii)     analyses of alternative sites
for placement of facilities (i.e., water supply facilities, transport facilities, reagent storage, offices, shops, warehouses, stock yards, explosives storage, handling facilities, housing, public facilities);

                    (iv) analyses of alternatives for
waste treatment and handling (including a description of each alternative of the method of tailings disposal and the location of the proposed disposal site);

                    (v)  estimates of recoverable
proven and probable reserves of Products and of related substances, in terms of technical and economic constraints
(extraction and treatment of Products), including the effect of grade, losses, and impurities, and the estimated mineral composition and content thereof, and review of mining rates commensurate with such reserves;

                    (vi) analyses of environmental
impacts of the various alternatives, including an analysis of the permitting, environmental liability and other Environmental Law implications of each alternative, and costs of Environmental
Compliance for each alternative;

                    (vii)     conduct of appropriate
metallurgical tests to determine the efficiency of alternative extraction, recovery and processing techniques, including an estimate of water, power, and reagent consumption requirements;

                    (viii)    conduct of hydrology and
other studies related to any required dewatering; and

                    (ix) conduct of other studies and
analyses approved by the Management Committee.

               (c)  The Manager shall have the
discretion to base its and any Feasibility Contractors' Pre-Feasibility Study on the cumulative results of each discipline studied, so that if a particular portion of the work would result in the conclusion that further work based on these results would be unwarranted for a particular alternative, the Manager shall have no obligation to continue expenditures on other Pre-Feasibility Studies related solely to such alternative.

          9.8  Completion of Pre-Feasibility Studies and
Selection of Approved Alternatives.   As soon as reasonably
practical following completion of all Pre-Feasibility Studies required to evaluate fully the alternatives studied pursuant to Pre-Feasibility Programs, the Manager shall prepare a report summarizing all Pre-Feasibility Studies and shall submit the same to the Management Committee. Such report shall incorporate the following:

               (a)  the results of the analyses of the
alternatives and other matters evaluated in the conduct of the Pre-Feasibility Programs;

               (b)  reasonable estimates of capital costs
for the Development and start-up of the mine, mill and other processing and ancillary facilities required by the Development and Mining alternatives evaluated (based on flowsheets, piping and instrumentation diagrams, and other major engineering diagrams), which cost estimates shall include reasonable estimates of:

                    (i)  capitalized pre-stripping
expenditures, if an open pit or surface mine is proposed;

                    (ii) expenditures required to
purchase, construct and install all machinery, equipment and other facilities and infrastructure (including contingencies) required to bring a mine into commercial production, including an analysis of costs of equipment or supply contracts in lieu of Development costs for each Development and Mining alternative evaluated;

                    (iii)     expenditures required to
perform all other related work required to commence commercial production of Products and, if applicable, process Products
(including reasonable estimates of working capital requirements);
and

                    (iv) all other direct and indirect
costs and general and administrative expenses that may be required for a proper evaluation of the Development and Mining alternatives and annual production levels evaluated. The capital cost estimates shall include a schedule of the timing of the estimated capital requirements for each alternative;

               (c)  a reasonable estimate of the annual
expenditures required for the first year of Operations after completion of the capital program described in Subsection 9.8(b) for each Development alternative evaluated, and for subsequent years of Operations, including estimates of annual production, processing, administrative, operating and maintenance expenditures, taxes (other than income taxes), working capital requirements, royalty and purchase obligations, equipment leasing or supply contract expenditures, work commitments, Environmental Compliance costs, post-Operations Environmental
Compliance and Continuing Obligations funding requirements and all other anticipated costs of such Operations. This analysis shall also include an estimate of the number of employees required to conduct such Operations for each alternative;

               (d)  a review of the nature, extent and
rated capacity of the mine, machinery, equipment and other facilities preliminarily estimated to be required for the purpose of producing and marketing Products under each Development and Mining alternative analyzed;

               (e)  an analysis (and sensitivity analyses
reasonably requested by either Participant), based on various target rates of return and price assumptions requested by either Participant, of whether it is technically, environmentally, and economically feasible to place a prospective ore body or deposit within the Properties into commercial production for each of the Development and Mining alternatives analyzed (including a discounted cash flow rate of return investment analysis for each alternative and net present value estimate using various discount rates requested by either Participant); and

               (f)  such other information as the
Management Committee deems appropriate.

Within ninety (90) days after delivery of the Pre-Feasibility Study summary to the Participants, a Management Committee meeting shall be convened for the purposes of reviewing the Pre-
Feasibility Study summary and selecting one or more Approved
Alternatives, if any.

          9.9  Programs and Budgets for Feasibility
Study. Within thirty (30) days following the selection of an Approved Alternative, the Manager shall submit to the Management Committee a Program and a Budget, which shall include necessary Operations, for the preparation of a Feasibility Study. A Feasibility Study may be prepared by the Manager, Feasibility Contractors, or both, or may be prepared by the Manager and audited by Feasibility Contractors, as the Management Committee determines.

          9.10 Development Programs and Budgets;
Project Financing.

               (a)  Unless otherwise determined by the
Management Committee, the Manager shall not submit to the Management Committee a Program and Budget including
Development of the mine described in a completed Feasibility Study until ninety (90) days following the receipt by Manager of the Feasibility Study. The Program and Budget, which includes Development of the mine described in the completed Feasibility Study, shall be based on the estimated cost of Development described in the Feasibility Study for the Approved Alternative, unless otherwise directed by the Management Committee.

               (b)  Promptly following adoption of the
Program and Budget, which includes Development as described in a completed Feasibility Study, but in no event more than ninety
(90) days thereafter, the Manager shall submit to the Management Committee a report on material bids received for Development work ("Bid Report"). If bids described in the Bid Report result in the aggregate cost of Development work exceeding one hundred ten percent (110%) of the Development cost estimates that formed the basis of the Development component of the adopted Program and Budget, the Program and Budget, which includes relevant Development, shall be deemed to have been resubmitted to the Management Committee based on the aggregate costs as described in the Bid Report on the date of receipt of the Bid Report and shall be reviewed and adopted in accordance with Sections 7.2 and 9.4.

               (c)  If the Management Committee
approves the Development of the mine described in a Feasibility Study and also decides to seek Project Financing for such mine, each Participant shall, at its own cost, cooperate in seeking to obtain Project Financing for such mine; provided, however, that all fees, charges and costs (including attorneys and technical consultants fees) paid to the Project Financing lenders shall be borne by the Participants in proportion to their Participating Interests, unless such fees are capitalized as a part of the Project Financing.

          9.11 Expansion or Modification Programs and
Budgets. Any Program and Budget proposed by the Manager involving Expansion or Modification shall be based on a Feasibility Study prepared by the Manager, Feasibility Contractors, or both, or prepared by the Manager and audited by Feasibility Contractors, as the Management Committee determines. The Program and Budget, which include Expansion or Modification, shall be submitted for review and approval by the Management Committee within sixty (60) days following receipt by the Manager of such Feasibility Study.

          9.12 Budget Overruns; Program Changes.  For
Programs and Budgets adopted after completion of ROYAL's
Initial Contribution, the Manager shall immediately notify the Management Committee of any material departure from an adopted Program and Budget. If the Manager exceeds an adopted
Budget by more than ten percent (10%) in the aggregate, then the excess over ten percent (10%), unless directly caused by an emergency or unexpected expenditure made pursuant to Section
9.13 or unless otherwise authorized or ratified by the Management Committee, shall be for the sole account of the Manager and such excess shall not be included in the calculations of the Participating Interests nor deemed a contribution under this Agreement. Budget overruns of ten percent (10%) or less in the aggregate shall be borne by the Participants in proportion to their respective Participating Interests.

          9.13 Emergency or Unexpected Expenditures.
In case of emergency, the Manager may take any reasonable action it deems necessary to protect life or property, to protect the Assets or to comply with Laws. The Manager may make reasonable expenditures on behalf of the Participants for unexpected events that are beyond its reasonable control and that do not result from a breach by it of its standard of care. The Manager shall promptly notify the Participants of the emergency or unexpected expenditure, and the Manager shall be reimbursed for all resulting costs by the Participants in proportion to their respective Participating Interests.

                  ARTICLE X
          ACCOUNTS AND SETTLEMENTS

          10.1 Monthly Statements.  After completion of
ROYAL's Initial Contribution, the Manager shall promptly submit to the Management Committee monthly statements of account reflecting in reasonable detail the charges and credits to the Business Account during the preceding month.

          10.2 Cash Calls.  On the basis of each adopted
Program and Budget, the Manager shall submit prior to the last day of each month a billing for estimated cash requirements for the next month. Within ten (10) days after receipt of each billing, or a billing made pursuant to Section 9.13 or 12.4, each Participant shall advance its proportionate share of such cash requirements. The Manager shall record all funds received in the Business Account. The Manager shall at all times maintain a cash balance approximately equal to the rate of disbursement for up to sixty (60) days. All funds in excess of immediate cash requirements shall be invested by the Manager for the benefit of the Business in cash management accounts and investments selected at the discretion of the Manager, which accounts may include, but are not limited to, money market investments and money market funds.

          10.3 Failure to Meet Cash Calls. A Participant that fails to meet cash calls in the amount and at the times specified in Section 10.2 shall be in default, and the amounts of the defaulted cash call shall bear interest from the date due at an annual rate equal to two (2) percentage points over the Prime
Rate, but in no event shall the rate of interest exceed the maximum permitted by Law. Such interest shall accrue to the benefit of and be payable to the non-defaulting Participant, but shall not be deemed as amounts contributed by the non-defaulting Participant in the event dilution occurs in accordance with Article
VI. In addition to any other rights and remedies available to it by Law, the non-defaulting Participant shall have those other rights, remedies, and elections specified in Sections 10.4 and 10.5.

          10.4 Cover Payment. If a Participant defaults in making a contribution or cash call required by an adopted Program and Budget, the non-defaulting Participant may, but shall not be obligated to, advance some portion or all of the amount in default on behalf of the defaulting Participant (a "Cover Payment"). Each and every Cover Payment shall constitute a demand loan bearing interest from the date of the advance at the rate provided in Section 10.3. If more than one Cover Payment is made, the Cover Payments shall be aggregated and the rights and remedies described herein pertaining to an individual Cover Payment shall apply to the aggregated Cover Payments. The failure to repay such loan upon demand shall be a default.

          10.5 Remedies. The Participants acknowledge that if either Participant defaults in making a contribution required by Article V or a cash call, or in repaying a loan, as required under Sections 10.2, 10.3 or 10.4, whether or not a Cover
Payment is made, it will be difficult to measure the damages resulting from such default (it being hereby understood and agreed that the Participants have attempted to determine such damages in advance and determined that the calculation of such damages cannot be ascertained with reasonable certainty). Both
Participants acknowledge and recognize that the damage to the non-defaulting Participant could be significant. In the event of such default, as reasonable liquidated damages, the non-defaulting Participant may, with respect to any such default not cured within thirty (30) days after notice to the defaulting Participant of such default, elect any of the following remedies by giving notice to the defaulting Participant. Such election may be made with respect to each failure to meet a cash call relating to a Program and Budget, regardless of the frequency of such cash calls, provided such cash calls are made in accordance with Section 10.2.

               (a)  The defaulting Participant grants to
the non-defaulting Participant a power of sale as to all or any portion of its interest in any Assets or in its Participating Interest that is subject to the lien and security interest granted in Section
6.6 (whether or not such lien and security interest has been perfected), upon a default under Sections 10.3 or 10.4. Such power shall be exercised in the manner provided by applicable
Law or otherwise in a commercially reasonable manner and upon reasonable notice. If the non-defaulting Participant elects to enforce the lien or security interest pursuant to the terms of this Subsection, the defaulting Participant shall be deemed to have waived any available right of redemption, any required valuation or appraisal of the secured property prior to sale, any available right to stay execution or to require a marshaling of assets, and any required bond in the event a receiver is appointed, and the defaulting Participant shall be liable for any deficiency.

               (b)  The non-defaulting Participant may
elect to have the defaulting Participant's Participating Interest diluted or eliminated as follows:

                    (i)  For a default occurring
before Payout relating to a Program and Budget covering in whole or in part Exploration, Pre-Feasibility Study or Feasibility Study Operations, the Reduced Participant's Participating Interest shall be recalculated by dividing: (X) the sum of (1) the value of the Reduced Participant's Initial Contribution under Section 5.1,
(2) the total of all of the Reduced Participant's contributions under
Section 5.3, and (3) the amount, if any, the Reduced Participant contributed to the adopted Program and Budget with respect to which the default occurred; by (Y) the sum of (1), (2) and (3) above for both Participants; and then multiplying the result by one hundred. For such a default occurring after Payout, the Reduced Participant's Participating Interest shall be reduced in an amount equal to three (3) times the amount by which it would have been reduced if such default had occurred before Payout. For such a default, whether occurring before or after Payout, the Recalculated Participating Interest shall then be further reduced:

                         (A)  for a default relating
exclusively to an Exploration Program and Budget, by multiplying the Recalculated Participating Interest by the following percentage: 95%; or

                         (B)  for a default relating
to a Program and Budget covering in whole or in part Pre-
Feasibility Study and/or Feasibility Study Operations, by multiplying the Recalculated Participating Interest by the following percentage: 90%.

The Participating Interest of the other Participant shall be increased by the amount of the reduction in the Participating
Interest of the Reduced Participant, including the further reduction under Subsections 10.5(b)(i)(A) or (B).

                    (ii) For a default relating to a
Program and Budget covering in whole or in part Development or Mining, at the non-defaulting Participant's election, the defaulting Participant shall be deemed to have withdrawn and to have automatically relinquished its interest in the Assets to the non-defaulting Participant; provided, however, the defaulting Participant shall have the right to receive only from two percent (2%) of Net Returns, if any, and not from any other source, an amount equal to one hundred percent (100%) of the defaulting Participant's Equity Account balance at the time of such default; provided, further, in the event Products become subject to a government royalty that is equal to or greater than four percent
(4%) of Net Returns; then, the Net Returns payable under this Subsection 10.5(b)(ii) shall be reduced from two percent (2%) to one percent (1%). Upon receipt of such amount the defaulting Participant shall thereafter have no further right, title or interest in the Assets, but shall remain liable to the extent provided in
Section 6.4.

                    (iii)     Dilution under this
Subsection 10.5(b) shall be effective as of the date of the original default, and Section 9.6 shall not apply. The amount of any Cover Payment under Section 10.4 and interest thereon, or any interest accrued in accordance with Section 10.3, shall be deemed to be amounts contributed by the non-defaulting Participant, and not as amounts contributed by the defaulting Participant.

                    (iv)      Whenever the Participating
Interests are recalculated pursuant to this Subsection 10.5(b),
(A) the Equity Accounts of both Participants shall be adjusted to bear the same ratio to each other as their recalculated Participating Interests; and (B) the portion of Capital Account attributable to the reduced Participating Interest of the Reduced Participant shall be transferred to the other Participant.

               (c)  If a Participant has defaulted in
meeting a cash call or repaying a loan, and if the non-defaulting Participant has made a Cover Payment, then, in addition to a reduction in the defaulting Participant's Participating Interest effected pursuant to Subsection 10.5(b), the non-defaulting
Participant shall have the right, if the indebtedness arising from a default or Cover Payment is not discharged within forty-five (45) days of the default and upon not less than thirty (30) days advance notice to the defaulting Participant, to elect to purchase all the right, title, and interest, whenever acquired or arising, of the defaulting Participant in the Assets, including but not limited to its Participating Interest or interest in Net Proceeds, together with all proceeds from and accessions of the foregoing (collectively the "Defaulting Participant's Entire Interest") at a purchase price equal to thirty percent (30%) of the fair market value thereof as determined by a qualified independent appraiser appointed by the non-defaulting Participant. If the defaulting Participant conveys notice of objection to the person so appointed within ten (10) days after receiving notice thereof, then an independent and qualified appraiser shall be appointed by the joint action of the appraiser appointed by the non-defaulting Participant and a qualified independent appraiser appointed by the defaulting Participant; provided, however, that if the defaulting Participant fails to designate a qualified independent appraiser for such purpose within ten (10) days after giving notice of such objection, then the person originally designated by the non-defaulting Participant shall serve as the appraiser; provided further, that if the appraisers appointed by each of the Participants fail to appoint a third qualified independent appraiser within five (5) days after the appointment of the last of them, then an appraiser shall be appointed by a judge of a court of competent jurisdiction in the state in which the Assets are situated upon the application of either Participant. There shall be withheld from the purchase price payable, upon transfer of the Defaulting Participant's Entire
Interest, the amount of any Cover Payment under Section 10.4 and unpaid interest thereon to the date of such transfer, or any unpaid interest accrued in accordance with Section 10.3 to the date of such transfer. Upon payment of such purchase price, the defaulting Participant shall be deemed to have relinquished all of the Defaulting Participant's Entire Interest to the non-defaulting Participant, but shall remain liable to the extent provided in
Section 6.4.

          10.6 Audits.

               (a)  After completion of ROYAL's
Initial Contribution, within one hundred twenty (120) days after the end of each calendar year, at the request of a Participant, an audit shall be completed by certified public accountants selected by, and independent of, the Manager. The audit shall be conducted in accordance with generally accepted auditing standards and shall cover all books and records maintained by the Manager pursuant to this Agreement, all Assets and Encumbrances, and all transactions and Operations conducted during such calendar year, including production and inventory records and all costs for which the Manager sought reimbursement under this Agreement, together with all other matters customarily included in such audits. All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than three (3) months after receipt of the audit report, unless either Participant elects to conduct an independent audit pursuant to Subsection 10.6(b) which is ongoing at the end of such three (3) month period, in which case such exceptions and claims may be made within the period provided in Subsection
10.6(b). Failure to make any such exception or claim within such period shall mean the audit is deemed to be correct and binding upon the Participants. The cost of all audits under this Subsection shall be charged to the Business Account.

               (b)  Notwithstanding the annual audit
conducted by certified public accountants selected by the Manager, each Participant shall have the right to have an independent audit of all Business books, records and accounts, including all charges to the Business Account. This audit shall review all issues raised by the requesting Participant, with all costs borne by the requesting Participant. The requesting Participant shall give the other Participant thirty (30) days prior notice of such audit. Any audit conducted on behalf of either Participant shall be made during the Manager's normal business hours and shall not interfere with Operations. Neither Participant shall have the right to audit records and accounts of the Business relating to transactions or Operations more than twenty-four (24) months after the calendar year during which such transactions, or transactions related to such Operations, were charged to the Business Account. All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than three (3) months after completion and delivery of such audit, or they shall be deemed waived.


                 ARTICLE XI
          DISPOSITION OF PRODUCTION

          11.1 Taking In Kind. Each Participant shall take in kind or separately dispose of its share of all Products in proportion to its Participating Interest. Any extra expenditure incurred in the taking in kind or separate disposition by either Participant of its proportionate share of Products shall be borne by such Participant. Nothing in this Agreement shall be construed as providing, directly or indirectly, for any joint or cooperative marketing or selling of Products or permitting the processing of Products owned by any third party at any processing facilities constructed by the Participants pursuant to this Agreement. The Manager shall give notice in advance of the anticipated delivery date upon which Products will be available.

          11.2 Failure of Participant to Take In Kind.
If a Participant fails to take its proportionate share of Products in kind, the Manager shall have the right, but not the obligation, for a period of time consistent with the minimum needs of the industry, but not to exceed one (1) year from the notice date described in Section 11.1, to purchase the Participant's share for its own account or to sell such share as agent for the Participant at not less than the prevailing market price in the area. Subject to the terms of any such contracts of sale then outstanding, during any period that the Manager is purchasing or selling a Participant's share of production, the Participant may elect by notice to the Manager to take in kind. The Manager shall be entitled to deduct from proceeds of any sale by it for the account of a Participant reasonable expenses incurred in such a sale.

          11.3 Hedging. Neither Participant shall have any obligation to account to the other Participant for, nor have any interest or right of participation in any profits or proceeds nor have any obligation to share in any losses from, futures contracts, forward sales, trading in puts, calls, options or any similar hedging, price protection or marketing mechanism employed by a Participant with respect to its proportionate share of any Products produced or to be produced from the Properties.


                 ARTICLE XII
         WITHDRAWAL AND TERMINATION

          12.1 Termination by Expiration or Agreement.
This Agreement shall terminate as expressly provided herein, unless earlier terminated by written agreement.

          12.2 Termination by Deadlock.  If the
Management Committee fails to adopt a Program and Budget for six (6) months after the expiration of the latest adopted Program and Budget, either Participant may elect to terminate the Business by giving thirty (30) days notice of termination to the other Participant.

          12.3 Withdrawal. A Participant may elect to withdraw from the Business by (i) in the case of ROYAL, failing to complete its Initial Contributions as required by Subsection 5.1(b), or (ii) giving notice to the other Participant of the effective date of withdrawal, which shall be the later of the end of the then current Program Period or thirty (30) days after the date of the notice. Upon such withdrawal, the Business shall terminate, and the withdrawing Participant shall be deemed to have transferred to the remaining Participant all of its Participating Interest, including all of its interest in the Assets, without cost and free and clear of all Encumbrances arising by, through or under such withdrawing Participant, except those described in Paragraph 1.1 of Exhibit A and those to which both Participants have agreed. The withdrawing Participant shall execute and deliver all instruments as may be necessary in the reasonable judgment of the other Participant to effect the transfer of its interests in the Assets to the other Participant. If within a sixty (60) day period both Participants elect to withdraw, then the Business shall instead be deemed to have been terminated by the consent of the Participants pursuant to Section 12.1.

          12.4 Continuing Obligations and
Environmental Liabilities. On termination of the Business under Sections 12.1, 12.2 or 12.3, each Participant shall remain liable for its respective share of liabilities to third persons (including payments or other obligations with respect to the Properties in which BATTLE MOUNTAIN holds an interest under leases or contracts) (whether such arises before or after such withdrawal), including Environmental Liabilities and Continuing Obligations.
The withdrawing Participant's share of such liabilities shall be equal to its Participating Interest at the time such liability was incurred, after first taking into account any reduction, readjustment, and restoration of Participating Interests under Sections 6.3, 9.5, 9.6 and 10.5 (or, as to liabilities arising prior to the Effective Date, its initial Participating Interest).

          12.5 Disposition of Assets on Termination.
Promptly after termination under Sections 12.1 or 12.2, the Manager shall take all action necessary to wind up the activities of the Business, in accordance with Exhibit C. All costs and expenses incurred in connection with the termination of the Business shall be expenses chargeable to the Business Account.

          12.6 Non-Compete Covenants.  Neither a
Participant that withdraws pursuant to Section 12.3, or is deemed to have withdrawn pursuant to Sections 5.2, 6.3 or 10.5, nor any Affiliate of such a Participant, shall directly or indirectly acquire any interest or right to explore or mine, or both, on any property any part of which is within the Area of Interest for twelve (12) months after the effective date of withdrawal. If a withdrawing Participant, or the Affiliate of a withdrawing Participant, breaches this Section 12.6, such Participant shall be obligated to offer to convey to the non-withdrawing Participant, without cost, any such property or interest so acquired (or ensure its Affiliate offers to convey the property or interest to the non-withdrawing
Participant, if the acquiring party is the withdrawing Participant's Affiliate). Such offer shall be made in writing and can be accepted by the non-withdrawing Participant at any time within ten (10) days after the offer is received by such non-withdrawing Participant. Failure of a Participant's Affiliate to comply with this
Section 12.6 shall be a breach by such Participant of this Agreement.

          12.7 Right to Data After Termination. After termination of the Business pursuant to Sections 12.1 or 12.2, each Participant shall be entitled to make copies of all applicable information acquired hereunder before the effective date of termination not previously furnished to it, but a terminating or withdrawing Participant shall not be entitled to any such copies after any other termination or withdrawal.

          12.8 Continuing Authority. On termination of the Business under Sections 12.1, 12.2 or 12.3 or the deemed withdrawal of either Participant pursuant to Sections 5.2 or 10.5, the Participant which was the Manager prior to such termination or withdrawal (or the other Participant in the event of a withdrawal by the Manager) shall have the power and authority to do all things on behalf of both Participants which are reasonably necessary or convenient to: (a) wind up Operations and
(b) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or withdrawal, if the transaction or obligation arises out of Operations prior to such termination or withdrawal. The Manager shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of both Participants and the Business, encumber Assets, and take any other reasonable action in any matter with respect to which the former Participants continue to have, or appear or are alleged to have, a common interest or a common liability.


                ARTICLE XIII
    ACQUISITIONS WITHIN AREA OF INTEREST

          13.1 General. Any interest or right to acquire any interest in real property or water rights related thereto within the Area of Interest either acquired or proposed to be acquired during the term of this Agreement by or on behalf of either Participant ("Acquiring Participant") or any Affiliate of such Participant shall be subject to the terms and provisions of this Agreement. BATTLE MOUNTAIN and ROYAL and their respective Affiliates for their separate account shall be free to acquire lands and interests in lands outside the Area of Interest and to locate mining claims outside the Area of Interest. Failure of any Affiliate of either Participant to comply with this Article XIII shall be a breach by such Participant of this Agreement.

          13.2 Notice to Non-Acquiring Participant.
Within thirty (30) days after the acquisition or proposed acquisition, as the case may be, of any interest or the right to acquire any interest in real property or water rights wholly or partially within the Area of Interest (except real property acquired by the Manager pursuant to a Program), the Acquiring Participant shall notify the other Participant of such acquisition by it or its Affiliate; provided further that if the acquisition of any interest or right to acquire any interest pertains to real property or water rights partially within the Area of Interest, then all such real property (i.e., the part within the Area of Interest and the part outside the Area of Interest) shall be subject to this Article XIII. The Acquiring Participant's notice shall describe in detail the acquisition, the acquiring party if that party is an Affiliate, the lands and minerals covered thereby, any water rights related thereto, the cost thereof, and the reasons why the Acquiring Participant believes that the acquisition (or proposed acquisition) of the interest is in the best interests of the Participants under this Agreement. In addition to such notice, the Acquiring Participant shall make any and all information concerning the relevant interest available for inspection by the other Participant.

          13.3 Option Exercised. Within thirty (30) days after receiving the Acquiring Participant's notice, the other Participant may notify the Acquiring Participant of its election to accept a proportionate interest in the acquired interest equal to its Participating Interest. Promptly upon such notice, the Acquiring Participant shall convey or cause its Affiliate to convey to the Participants, in proportion to their respective Participating Interests, by special warranty deed with title held as described in
Section 3.4, all of the Acquiring Participant's (or its Affiliate's) interest in such acquired interest, free and clear of all Encumbrances arising by, through or under the Acquiring
Participant (or its Affiliate) other than those to which both Participants have agreed. The acquired interests shall become a part of the Properties for all purposes of this Agreement immediately upon such notice. The other Participant shall promptly pay to the Acquiring Participant its proportionate share of the latter's actual out-of-pocket acquisition costs.

          13.4 Option Not Exercised.  If the other
Participant does not give such notice within the thirty (30) day period set forth in Section 13.3, it shall have no interest in the acquired interests, and the acquired interests shall not be a part of the Assets or continue to be subject to this Agreement.


                 ARTICLE XIV
   ABANDONMENT AND SURRENDER OF PROPERTIES

          Either Participant may request the Management
Committee to authorize the Manager to surrender or abandon part or all of the Properties. If the Management Committee does not authorize such surrender or abandonment, or authorizes any such surrender or abandonment over the objection of either Participant, the Participant that desires to surrender or abandon shall assign to the objecting Participant, by special warranty deed and without cost to the objecting Participant, all of the abandoning Participant's interest in the Properties sought to be abandoned or surrendered, free and clear of all Encumbrances created by, through or under the abandoning Participant other than those to which both Participants have agreed. Upon the assignment, such properties shall cease to be part of the Properties. The Participant that desires to abandon or surrender shall remain liable for its share (determined by its Participating Interest as of the date of such abandonment, after first taking into account any reduction, readjustment, and restoration of Participating Interests under Sections 6.3, 9.5, 9.6 and 10.5) of any liability with respect to such Properties, including, without limitation, Continuing Obligations, Environmental Liabilities and Environmental
Compliance, whether accruing before or after such abandonment, arising out of activities prior to the Effective Date and out of Operations conducted prior to the date of such abandonment, regardless of when any funds may be expended to satisfy such liability.


                 ARTICLE XV
       SUPPLEMENTAL BUSINESS AGREEMENT

          At any time during the term of this Agreement, the Management Committee may determine by unanimous vote of both Participants after ROYAL's Initial Contribution obligations have been fully satisfied that it is appropriate to segregate the Area of Interest into areas subject to separate Programs and Budgets for purposes of conducting further Exploration, Pre-Feasibility or Feasibility Studies, Development, or Mining. At such time, the Management Committee shall designate which portion of the Properties will comprise an area of interest under a separate business arrangement ("Supplemental Business"), and the Participants shall enter into a new agreement ("Supplemental Business Agreement") for the purpose of further exploring, analyzing, developing, and mining such portion of the Properties.
The Supplemental Business Agreement shall be in substantially the same form as this Agreement, with rights and interests of the Participants in the Supplemental Business identical to the rights and interests of the Participants in this Business at the time of the designation, unless otherwise agreed by the Participants, and with the Participants agreeing to new Capital and Equity Accounts which reflect the capital expended on the segregated portion of the Properties and other terms necessary for the Supplemental
Business Agreement to comply with the nature and purpose of the designation. Following execution of the Supplemental Business Agreement, this Agreement shall terminate insofar as it affects the Properties covered by the Supplemental Business Agreement.


                 ARTICLE XVI
   TRANSFER OF INTEREST; PREEMPTIVE RIGHT

          16.1 General. A Participant shall have the right to Transfer to a third party an interest in its Participating Interest, including an interest in this Agreement or the Assets, solely as provided in this Article XVI.

          16.2 Limitations on Free Transferability.  Any
Transfer by either Participant under Section 16.1 shall be subject to the following limitations:

               (a)  Neither Participant shall Transfer
any interest in this Agreement or the Assets (including, but not limited to, any royalty, profits, or other interest in the Products) except in conjunction with the Transfer of part or all of its Participating Interest;

               (b)  No transferee of all or any part of a
Participant's Participating Interest shall have the rights of a Participant unless and until the transferring Participant has provided to the other Participant notice of the Transfer, and, except as provided in Subsections 16.2(g) and 16.2(h), the transferee, as of the effective date of the Transfer, has committed in writing to assume and be bound by this Agreement to the same extent as the transferring Participant;

               (c)  Neither Participant, without the
consent of the other Participant, shall make a Transfer that shall violate any Law, or result in the cancellation of any permits, licenses, or other similar authorization;

               (d)  Without written consent of the non-
transferring Participant, no transfer permitted by this Article XVI shall relieve the transferring Participant of its share of any liability, whether accruing before or after such Transfer, which arises out of Operations conducted prior to such Transfer or exists on the Effective Date;

               (e)  Neither Participant, without the
consent of the other Participant, shall make a Transfer that shall cause termination of the tax partnership established by Section
4.2. If such termination is caused, the transferring Participant shall indemnify the other Participant for, from and against any and all loss, cost, expense, damage, liability or claim therefor arising from the Transfer, including without limitation any increase in taxes, interest and penalties or decrease in credits caused by such termination and any tax on indemnification proceeds received by the Indemnified Participant.

               (f)  In the event of a Transfer of less
than all of a Participating Interest, the transferring Participant and its transferee shall act and be treated as one Participant; provided however, that in order for such Transfer to be effective, the transferring Participant and its transferee must first:

                    (i)  agree, as between
themselves, that one of them is authorized to act as the sole agent ("Agent") on their behalf with respect to all matters pertaining to this Agreement and the Business; and

                    (ii) notify the other Participant of
the designation of the Agent, and in such notice warrant and represent to other Participant that:

                         (A)  the Agent has the sole
authority to act on behalf of, and to bind, the transferring
Participant and its transferee with respect to all matters pertaining to this Agreement and the Business;

                         (B)  the other Participant
may rely on all decisions of, notices and other communications from, and failures to respond by, the Agent, as if given (or not given) by the transferring Participant and its transferee; and

                         (C)  all decisions of,
notices and other communications from, and failures to respond by, the other Participant to the Agent shall be deemed to have been given (or not given) to the transferring Participant and its transferee.

The transferring Participant and its transferee may change the Agent (but such replacement must be one of them) by giving notice to the other Participant, which notice must conform to Subsection 16.2(f)(ii).

               (g)  If the Transfer is the grant of an
Encumbrance in a Participating Interest to secure a loan or other indebtedness of either Participant in a bona fide transaction, other than a transaction approved unanimously by the Management
Committee or Project Financing approved by the Management
Committee, such Encumbrance shall be granted only in connection with such Participant's financing payment or performance of that Participant's obligations under this Agreement and shall be subject to the terms of this Agreement and the rights and interests of the other Participant hereunder (including without limitation under Section 6.7). Any such Encumbrance shall be further subject to the condition that the holder of such Encumbrance ("Chargee") first enter into a written agreement with the other Participant in form satisfactory to the other Participant, acting reasonably, binding upon the Chargee, to the effect that:

                    (i)  the Chargee shall not enter
into possession or institute any proceedings for foreclosure or partition of the encumbering Participant's Participating Interest and that such Encumbrance shall be subject to the provisions of this Agreement;

                    (ii) the Chargee's remedies under
the Encumbrance shall be limited to the sale of the whole (but only of the whole) of the encumbering Participant's Participating Interest to the other Participant, or, failing such a sale, at a public auction to be held at least sixty (60) days after prior notice to the other Participant, such sale to be subject to the purchaser entering into a written agreement with the other Participant whereby such purchaser assumes all obligations of the encumbering Participant under the terms of this Agreement. The price of any preemptive sale to the other Participant shall be the remaining principal amount of the loan plus accrued interest and related expenses, and such preemptive sale shall occur within sixty (60) days of the Chargee's notice to the other Participant of its intent to sell the encumbering Participant's Participating Interest. Failure of a sale to the other Participant to close by the end of such period, unless failure is caused by the encumbering Participant or by the Chargee, shall permit the Chargee to sell the encumbering
Participant's Participating Interest at a public sale; and

                    (iii)     the charge shall be
subordinate to any then-existing debt, including Project Financing previously approved by the Management Committee, encumbering the transferring Participant's Participating Interest;

               (h)  If a sale or other commitment or
disposition of Products or proceeds from the sale of Products by either Participant upon distribution to it pursuant to Article XI creates in a third party a security interest by Encumbrance in Products or proceeds therefrom prior to such distribution, such sales, commitment or disposition shall be subject to the terms and conditions of this Agreement including, without limitation,
Section 6.7.

          16.3 Preemptive Right.  Any Transfer by either
Participant under Section 16.1 and any Transfer by an Affiliate of Control of either Participant shall be subject to a preemptive right of the other Participant to the extent provided in Exhibit H. Failure of a Participant's Affiliate to comply with this Article
XVI and Exhibit H shall be a breach by such Participant of this Agreement.


                ARTICLE XVII
                  DISPUTES

          17.1 Governing Law. Except for matters of title to the Properties or their Transfer, which shall be governed by the law of their situs, this Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada, without regard for any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction.

          17.2 Forum Selection.  Any action or
proceeding to construe or enforce the terms of this Agreement shall be commenced and maintained in the Nevada District Court or in the United States District Court in Reno, Nevada.

          17.3 Dispute Resolution. All disputes arising under or in connection with this Agreement which cannot be resolved by agreement between the Participants shall be resolved in accordance with applicable Law. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or substantially prevailing Participant shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.


                   ARTICLE XVIII
        CONFIDENTIALITY, OWNERSHIP, USE AND
             DISCLOSURE OF INFORMATION

          18.1 Business Information.  All Business
Information shall be owned jointly by the Participants as their Participating Interests are determined pursuant to this Agreement. Both before and after the termination of the Business, all Business Information may be used by either Participant for any purpose, whether or not competitive with the Business, without consulting with, or obligation to, the other Participant. Except as provided in Sections 18.3 and 18.4, or with the prior written consent of the other Participant, each Participant shall keep confidential and not disclose to any third party or the public any portion of the Business Information that constitutes Confidential Information.

          18.2 Participant Information. In performing its obligations under this Agreement, neither Participant shall be obligated to disclose any Participant Information. If a Participant elects to disclose Participant Information in performing its obligations under this Agreement, such Participant Information, together with all improvements, enhancements, refinements and incremental additions to such Participant Information that are developed, conceived, originated or obtained by either Participant in performing its obligations under this Agreement
("Enhancements"), shall be owned exclusively by the Participant that originally developed, conceived, originated or obtained such Participant Information. Each Participant may use and enjoy the benefits of such Participant Information and Enhancements in the conduct of the Business hereunder, but the Participant that did not originally develop, conceive, originate or obtain such Participant Information may not use such Participant Information and Enhancements for any other purpose. Except as provided in
Section 18.4, or with the prior written consent of the other Participant, which consent may be withheld in such Participant's sole discretion, each Participant shall keep confidential and not disclose to any third party or the public any portion of Participant Information and Enhancements owned by the other Participant that constitutes Confidential Information.

          18.3 Permitted Disclosure of Confidential
Business Information. Either Participant may disclose Business Information that is Confidential Information: (a) to a Participant's officers, directors, partners, members, employees, Affiliates, shareholders, agents, attorneys, accountants, consultants, contractors, subcontractors or advisors, for the sole purpose of such Participant's performance of its obligations under this Agreement; (b) to any party to whom the disclosing Participant contemplates a Transfer of all or any part of its Participating Interest, for the sole purpose of evaluating the proposed Transfer;
(c) to any actual or potential lender, underwriter or investor for the sole purpose of evaluating whether to make a loan to or investment in the disclosing Participant; or (d) to a third party with whom the disclosing Participant contemplates any independent business activity or operation.

               The Participant disclosing Confidential
Information pursuant to this Section 18.3, shall disclose such Confidential Information to only those parties who have a bona fide need to have access to such Confidential Information for the purpose for which disclosure to such parties is permitted under this Section 18.3 and who have agreed in writing supplied to, and enforceable by, the other Participant to protect the Confidential Information from further disclosure, to use such Confidential Information solely for such purpose and to otherwise be bound by the provisions of this Article XVIII. Such writing shall not preclude parties described in Subsection 18.3(b) from discussing and completing a Transfer with the other Participant. The Participant disclosing Confidential Information shall be responsible and liable for any use or disclosure of the Confidential Information by such parties in violation of this Agreement and such other writing.

          18.4 Disclosure Required By Law.
Notwithstanding anything contained in this Article XVIII, a Participant may disclose any Confidential Information if, in the opinion of the disclosing Participant's legal counsel: (a) such disclosure is legally required to be made in a judicial, administrative or governmental proceeding pursuant to a valid subpoena or other applicable order; or (b) such disclosure is legally required to be made pursuant to the rules or regulations of a stock exchange or similar trading market applicable to the disclosing Participant.

               Prior to any disclosure of Confidential
Information under this Section 18.4, the disclosing Participant shall give the other Participant at least ten (10) days prior written notice (unless less time is permitted by such rules, regulations or proceeding) and, in making such disclosure, the disclosing Participant shall disclose only that portion of Confidential Information required to be disclosed and shall take all reasonable steps to preserve the confidentiality thereof, including, without limitation, obtaining protective orders and supporting the other Participant in intervention in any such proceeding.

          18.5 Public Announcements. Prior to making or issuing any press release or other public announcement or disclosure of Business Information that is not Confidential Information, a Participant shall first consult with the other Participant as to the content and timing of such announcement or disclosure, unless in the good faith judgment of such Participant, there is not sufficient time to consult with the other Participant before such announcement or disclosure must be made under applicable Laws; but in such event, the disclosing Participant shall notify the other Participant, as soon as possible, of the pendency of such announcement or disclosure, and it shall notify the other Participant before such announcement or disclosure is made if at all reasonably possible. Any press release or other public announcement or disclosure to be issued by either Participant relating to this Business shall also identify the other Participant.


                 ARTICLE XIX
             GENERAL PROVISIONS

          19.1 Notices. All notices, payments and other required or permitted communications ("Notices") to either
Participant shall be in writing, and shall be addressed respectively as follows:

               If to BATTLE MOUNTAIN:   333 Clay St.
                                        42ndFloor
                                        Houston, Texas  77002
                     Attention:         Legal Department
                     Telephone:         713-650-6400
                     Facsimile:         713-650-0600

                     With a Copy to:    690 Kresge Lane
                                        Suite 102
                                        Sparks, Nevada 89431

                    If to ROYAL:        Suite 1000
                                        1660 Wynkoop Street
                                        Denver, Colorado 80202-1132
                         Attention:     Peter Babin, President
                         Telephone:     303-573-1660
                         Facsimile:     303-595-9385


               All Notices shall be given (a) by personal delivery to the Participant, (b) by electronic communication, capable of producing a printed transmission, (c) by registered or certified mail return receipt requested; or (d) by overnight or other express courier service. All Notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt, or if by electronic communication, on the date of such communication. Either Participant may change its address by Notice to the other Participant.

          19.2 Gender. The singular shall include the plural, and the plural the singular wherever the context so requires, and the masculine, the feminine, and the neuter genders shall be mutually inclusive.

          19.3 Currency.  All references to "dollars" or
"$" herein shall mean lawful currency of the United States of America.

          19.4 Headings. The subject headings of the Sections and Subsections of this Agreement and the Paragraphs and Subparagraphs of the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

          19.5 Waiver. The failure of either Participant to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit such Participant's right thereafter to enforce any provision or exercise any right.

          19.6 Modification. No modification of this Agreement shall be valid unless made in writing and duly executed by both Participants.

          19.7 Force Majeure. Except for the obligation to make payments when due hereunder, including payments with respect to Properties in which BATTLE MOUNTAIN holds an interest under leases or contracts, the obligations of a Participant shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Participant to grant); acts of God; Laws, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any federal, state or local agency that delays or prevents the issuance or granting of any approval or authorization required to conduct Operations beyond the reasonable expectations of the Participant seeking the approval or authorization (including, without limitation, a failure to complete any review and analysis required by the National Environmental Policy Act or any similar state law within eighteen
(18) months of initiation of that process); acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors' or subcontractors' shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by native rights groups, environmental groups, or other similar special interest groups; or any other cause whether similar or dissimilar to the foregoing.
The affected Participant shall promptly give notice to the other Participant of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected Participant shall resume performance as soon as reasonably possible. During the period of suspension the obligations of both Participants to advance funds pursuant to Section 10.2 shall be reduced to levels consistent with then current Operations.

          19.8 Rule Against Perpetuities.  The
Participants do not intend that there shall be any violation of the Rule Against Perpetuities, the Rule Against Unreasonable
Restraints on the Alienation of Property, or any similar rule. Accordingly, if any right or option to acquire any interest in the Properties, in a Participating Interest, in the Assets, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, any such violation should inadvertently occur, the Participants hereby agree that a court shall reform that provision in such a way as to approximate most closely the intent of the Participants within the limits permissible under such rules.

          19.9 Further Assurances.  Each of the
Participants shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement or as may be reasonably required by lenders in connection with Project Financing.

          19.10     Entire Agreement; Successors and
Assigns. This Agreement contains the entire understanding of the Participants and supersedes all prior agreements and understandings between the Participants relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Participants.

          19.11 Memorandum. At the request of either Participant, a Memorandum or short form of this Agreement, or a Financing Statement(s) (to which copies of the Memorandum or short form of this Agreement shall be attached) shall be prepared by the Manager, executed and acknowledged by both Participants, and delivered to the Manager for recording and filing in those appropriate recording districts and Uniform Commercial Code filing offices as may be necessary to provide constructive notice of this Agreement and the rights and obligations of the Participants hereunder. The Manager shall record and file in the proper recording districts, county recording offices and Uniform Commercial Code filing offices, all such documents delivered to it by the Participants. Unless both Participants agree, this Agreement shall not be recorded.

          19.12     Counterparts.  This Agreement may be
executed in any number of counterparts, and it shall not be necessary that the signatures of both Participants be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

BATTLE MOUNTAIN EXPLORATION COMPANY

 By  ________________
     Ian Atkinson
     Senior Vice President, Exploration

By   ________________
     David G. Dehlin
     Vice President

ROYAL GOLD, INC.

By   ________________
     Peter B. Babin
     President

State of Texas           )
                         )  ss.
County of Harris         )

          On this 31st day of July 1998, before me the undersigned, a Notary Public in and for said State, personally appeared Ian Atkinson and David G. Dehlin of Battle Mountain Exploration Company, personally known to me or proved to me to be the person who executed the within instrument.

_____/s/_____________________
Notary Public

My Commission Expires: Juy 31, 2000




State of Colorado           )
                            )  ss.
City and County of Denver   )

          On this 28th day of July 1998, before me the undersigned, a Notary Public in and for said State, personally appeared Peter B. Babin, President of Royal Gold, Inc., personally known to me or proved to me to be the person who executed the within instrument.

____/s/_____________________
Notary Public

My Commission Expires: June 10,2000